Exhibit 99.1

DOCKET NO. 52302

APPLICATION OF ENTERGY TEXAS, INC. FOR A FINANCING ORDER	§ § §	PUBLIC UTILITY COMMISSION OF TEXAS
ORDER
This Order addresses the application of Entergy Texas, Inc. under PURA1 chapter 36, subchapter I2 and chapter 39, subchapter G3 to authorize the issuance of system restoration bonds4 to securitize system restoration costs and carrying costs as determined by the Commission in Docket No. 51997,5 net of any insurance proceeds, government grants, and other sources of funding that have been received by Entergy Texas that compensate Entergy Texas for system restoration costs at the time of the application for this Order (such balance, the “securitizable balance”). Entergy also proposed to securitize certain other qualified costs incurred in connection with such securitization as further defined and described below and requested approval of the proposed securitization financing structure and of system restoration charges sufficient to recover the principal and interest on the system restoration bonds and to recover the ongoing qualified costs of supporting and servicing the system restoration bonds. Entergy sought approval of the tariff to implement the system restoration charges and the tariff to implement the accumulated deferred federal income tax credit (ADFIT credit).
On April 19, 2021, Entergy Texas filed an application in Docket No. 51997 under PURA § 36.405 to quantify the reasonable and necessary system restoration costs incurred in connection with Hurricanes Laura and Delta in 2020 and the 2021 Winter Storm Uri and accrued through February 28, 2021, plus certain estimated costs. Entergy also requested approval of the projected balance of a regulatory asset consisting of Commission-approved system restoration costs related to Hurricane Harvey. As discussed in this Order, the Commission finds that Entergy Texas’s
1 Public Utility Regulatory Act, Tex. Util. Code §§ 11.001–66.016.
2 PURA §§ 36.401–.406.
3 PURA §§ 39.301–.313.
4 Under PURA § 36.403(e), “transition bonds” issued to securitize system restoration costs may be called “system restoration bonds.”
5 Application of Entergy Texas, Inc. for a Determination of System Restoration Costs, Docket No. 51997, Order (December 2, 2021).

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application in this docket should be approved. The Commission also finds that the securitization approved in this Order meets all applicable requirements of PURA.
In this Order, the Commission approves the securitization of the sum of the securitizable balance, plus up-front qualified costs as described in ordering paragraphs 2 and 17. The Commission also approves the structure of the proposed securitization financing and issuance of system restoration bonds in one or more series and approves system restoration charges in an amount to be calculated as provided in this Order. The Commission approves the form tariff to implement the system restoration charges and the form tariff to implement the ADFIT credit. Finally, the Commission finds that the potential benefits of (a) floating-rate notes and interest-rate swaps within the bond structure, (b) the issuance of system restoration bonds denominated in foreign currencies, and (c) the use of interest-rate hedges will not outweigh the incremental risk to customers. Therefore, the Commission concludes that floating-rate notes and interest-rate swaps should not be utilized within the system restoration bond structure and that Entergy Texas should not be authorized to issue system restoration bonds denominated in a foreign currency or ones that bear interest at a floating rate or use interest-rate hedges.
To approve the securitization of the system restoration costs, the Commission must consider whether the proposed securitization meets the financial tests set forth in PURA chapter 36, subchapter I and chapter 39, subchapter G. The three financial tests require that (1) the total revenues collected under this Order are less than the revenues collected using conventional financing methods (the total revenues test),6 (2) the securitization of the system restoration costs provides greater tangible and quantifiable benefits to ratepayers than would have been achieved without the issuance of the system restoration bonds (the tangible-and-quantifiable-benefits test),7 and (3) the amount securitized does not exceed the present value of the revenue requirement over the life of the proposed system restoration bonds associated with the system restoration costs sought to be securitized (the present-value test).8
Entergy Texas submitted evidence demonstrating that the proposed securitization will meet each of the financial tests set forth in PURA chapter 36, subchapter I and PURA chapter 39, subchapter G. All of the calculations performed by Entergy Texas demonstrated that the
6 PURA § 39.303(a).
7 PURA §§ 39.301 and 36.401(b)(2).
8 PURA § 39.301.

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transaction would pass these tests. Considering the magnitude of the margin by which the proposed securitization passes the various tests, the Commission declines to determine a particular number for each benefit conferred by the securitization. Accordingly, in quantifying the benefit to ratepayers as a result of this securitization, the Commission refers to the ranges of benefits calculated under Entergy Texas’s expected-case scenario, in which the system restoration bonds bear a 1.71% weighted-average interest rate, and a sensitivity-case scenario, in which the bonds are subject to a 6.25% weighted-average interest rate.
Entergy Texas’s evidence shows that as a result of the securitization approved by this Order, ratepayers in the affected service area will realize benefits. Based on the amount that Entergy Texas seeks to securitize, Entergy Texas’s financial analysis indicated that for the tangible-and-quantifiable-benefits test, ratepayers will realize benefits estimated to be $39 million on a present-value basis in the sensitivity case scenario. At the expected weighted-average interest rate of 1.71%, securitization confers benefits of $124.1 million on a present-value basis. In addition, under the sensitivity-case scenario, the securitization will result in a reduction of $52.5 million on a nominal basis in the amount of revenues collected by Entergy Texas when compared to the amount that would have been collected under conventional financing methods that would otherwise be used to recover the costs. In the expected case, the securitization will result in a reduction in the amount of revenues collected by Entergy Texas of $140.8 million. Finally, under the present-value test, the present value of the amount Entergy Texas initially sought to securitize is $294.5 million. This amount does not exceed the present value of revenue requirements under conventional recovery of $329.1 million and $444.3 million in the sensitivity case and base case, respectively. Accordingly, the Commission concludes that the benefits for ratepayers set forth in Entergy Texas’s evidence are fully indicative of the benefits that ratepayers will realize from the securitization approved here. In the issuance advice letter, Entergy Texas will be required to update the benefit analyses to verify that the final structure of the securitization satisfies the statutory financial tests.
Entergy Texas provided a general description of the proposed transaction structure in its application and in the evidence submitted in support of its application. The proposed transaction structure does not contain every relevant detail and, in certain places, uses only approximations of certain costs and requirements. The final transaction structure will depend, in part, on the

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requirements of the nationally recognized credit-rating agencies that will rate the system restoration bonds, in part, on the market conditions that exist at the time the system restoration bonds are taken to the market.
While the Commission recognizes the need for some degree of flexibility with regard to the final details of the securitization transaction approved in this Order, its primary focus is on the statutory requirements—the most important of which is to ensure that securitization results in tangible and quantifiable benefits to ratepayers—that must be met before issuing a financing order.
In view of these obligations, the Commission has established certain criteria in this Order that must be met for the approvals and authorizations granted in this Order to become effective. This Order grants authority to issue system restoration bonds and to impose, collect, and receive system restoration charges only if the final structure of the securitization transaction complies in all material respects with these criteria. The authority and approval granted in this Order is effective only upon Entergy Texas filing with the Commission an issuance advice letter demonstrating compliance of that issuance with the provisions of this Order. If market conditions make it desirable to issue the system restoration bonds in more than one series, then the authority and approval in this Order is effective as to each issuance, but only upon Entergy Texas filing with the Commission a separate issuance advice letter for that issuance demonstrating compliance with the provisions of this Order.
I.Discussion and Statutory Overview
The Texas Legislature amended PURA in 2009 to permit electric utilities to use securitization financing to recover costs of restoring service and infrastructure associated with electric power outages as a result of hurricanes and other weather-related events or natural disasters that occurred in 2008 or later.9 The Legislature provided this option for recovering qualified costs based on the conclusion that securitized financing will lower the carrying costs associated with recovery of these costs relative to the costs that would be incurred using conventional utility financing methods.10 As a precondition to the use of securitization, the Legislature required that the Commission must ensure that the securitization will provide greater
9 PURA § 36.401(a).
10 Id.

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tangible and quantifiable benefits to ratepayers than would have been achieved without issuance of the system restoration bonds.11 Consequently, a basic purpose of securitization financing—the recovery of an electric utility’s qualified costs—is conditioned on the other basic purpose—providing economic benefits to electricity ratepayers in Texas. The provisions for securitization of system restoration costs are based on and incorporate relevant terms of the provisions in chapter 39, subchapter G of PURA for securitization of transition costs adopted by the Texas Legislature in 1999, which have been used by other electric utilities to reduce the costs of recovering costs associated with the transition to competition.12
Under chapter 36, subchapter I of PURA, the qualified costs eligible for securitization by Entergy Texas include the following: (1) the system restoration costs as determined by the Commission in Docket No. 51997 (the proceeding to determine the amount of Entergy Texas’s system restoration costs), net of any insurance proceeds, government grants, or other sources of funding that compensate Entergy Texas for system restoration costs incurred by Entergy Texas at the time of the application for this Order, with carrying costs on the unrecovered balance of system restoration costs related to hurricanes Laura and Delta in 2020 and the 2021 winter storm Uri, at the rate approved in Docket No. 51997; (2) costs of issuing, supporting, and servicing the system restoration bonds and any costs of refunding and retiring existing debt and equity securities; (3) costs to the Commission of acquiring professional services for the purposes of evaluating the proposed transaction; and (4) costs associated with ancillary agreements such as bond insurance policies, letters of credit, reserve accounts, surety bonds, swap arrangements, hedging arrangements, liquidity or credit support arrangements, or other financial arrangements entered into in connection with the issuance or payment of the transition bonds.13 Chapter 36, subchapter I of PURA also expressly provides that (i) the term transition bonds, as defined and used in chapter 39, subchapter G of PURA, includes bonds issued under chapter 36 (i.e., system restoration bonds),14 (ii) the term transition charges, as defined and used in subchapter G, includes all nonbypassable amounts approved by the Commission under a financing order to
11 PURA § 36.401(b)(2).
12 See, e.g., Application of CenterPoint Energy Houston Electric, LLC for Financing Order, Docket No. 30485, Financing Order (Mar. 16, 2005); Application of AEP Texas Central Company for a Financing Order, Docket No. 32475, Financing Order (June 21, 2006); Application of CenterPoint Energy Houston Electric, LLC for Financing Order, Docket No. 34448, Financing Order (Sept. 18, 2007); Application of AEP Texas Inc. for a Financing Order, Docket No. 49308, Financing Order (June 17, 2019).
13 PURA § 36.403(d).
14 PURA § 36.403(e).

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recover system restoration costs (i.e., system restoration charges),15 (iii) the term financing order as defined and used in chapter 39, subchapter G of PURA, includes a financing order authorizing the securitization of system restoration costs, and (iv) the provisions of chapter 39, subchapter G of PURA (i.e., the provisions with respect to the issuances of system restoration bonds, the imposition of system restoration charges, and the creation of transition property) must govern financing orders allowing for securitization of system restoration costs and all rights and interests established in such order, except to the extent that such provisions conflict with the provisions of PURA chapter 36, subchapter I, in which case the latter provisions must control.16
To allow for securitization of an electric utility’s qualified costs associated with system restoration costs, the Commission may authorize the issuance of system restoration bonds. System restoration bonds are generally defined as evidences of indebtedness or ownership that are issued under a financing order, are limited to a term of not longer than 15 years, and are secured by or payable from transition property, which includes all rights and interests of an electric utility under a financing order at the time such rights are transferred to an assignee or pledged in connection with the issuance of system restoration bonds.17 The net proceeds from the sale of system restoration bonds must be used to reduce the amount of a utility’s recoverable system restoration costs.18 If system restoration bonds are approved and issued, retail customers must pay the principal, interest, and related charges of the system restoration bonds through system restoration charges.19 System restoration charges are nonbypassable charges that will be paid as a component of the monthly charge for electric service.20 System restoration charges must be approved by the Commission under a financing order.21
The Commission may adopt a financing order only if it finds that the total amount of revenues to be collected under the financing order is less than the revenue requirement that would be recovered using conventional financing methods and that the financing order is in accordance with the standards of PURA §§ 36.401 and 39.301.22 The Commission must ensure that the net proceeds of system restoration bonds may be used only for the purpose of reducing
15 PURA § 36.403(f).
16 PURA § 36.403(b).
17 See PURA §§ 39.302(6) and 39.304.
18 See PURA § 36.401(a).
19 See PURA § 36.403(f).
20 Id.
21 See PURA § 39.302(7).
22 See PURA §§ 36.402(a) through (c) and 36.403(d).

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the amount of recoverable system restoration costs.23 In addition, the Commission must ensure that (1) securitization provides tangible and quantifiable benefits to ratepayers greater than would have been achieved absent the issuance of the system restoration bonds,24 and (2) the structuring and pricing of the system restoration bonds result in the lowest system-restoration-bond charges consistent with market conditions and the terms of a financing order.25 Finally, the amount securitized may not exceed the present value of the revenue requirement over the life of the proposed system restoration bonds associated with the amounts sought to be securitized, and the present value calculation must use a discount rate equal to the proposed interest rate on the system restoration bonds.26 All these statutory requirements are designed to ensure that securitization will provide real benefits to ratepayers.
The essential finding by the Commission that is needed to issue a financing order is that ratepayers will receive tangible and quantifiable benefits as a result of securitization. This finding can be made only upon a showing of economic benefits to ratepayers through an economic analysis. An economic analysis is necessary to recognize the time value of money in evaluating whether and the extent to which benefits accrue from securitization. Moreover, an economic analysis recognizes the concept that the timing of a payment can be as important as the magnitude of a payment in determining the value of the payment. Thus, an analysis showing an economic benefit is necessary to quantify a tangible benefit to ratepayers.
Economic benefits also depend on a favorable financial market—one in which system restoration bonds may be sold at an interest rate lower than the carrying costs of the assets being securitized. The precise interest rate at which system restoration bonds can be sold in a future market, however, is not known today. Nevertheless, benefits can be calculated based on certain known facts (e.g., the amount of assets to be securitized and the cost of the alternative to securitization) and assumptions (e.g., the interest rate of the system restoration bonds, the term of the system restoration bonds, and the amount of other qualified costs). By analyzing the proposed securitization based on those facts and assumptions, a determination can be made as to whether tangible and quantifiable benefits result. To ensure that benefits are realized, the securitization transaction must conform to the structure ordered by the Commission and an
23 See PURA § 36.401(a).
24 See PURA § 36.401(b)(2).
25 See PURA § 39.301.
26 Id.

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issuance advice letter must be presented to the Commission immediately before issuance of the system restoration bonds demonstrating that the actual structure and costs of the bonds will provide tangible and quantifiable benefits. The cost-benefit analysis contained in the issuance advice letter must reflect the actual structure of the system restoration bonds.
Entergy Texas’s financial analysis shows that securitizing the amount requested by Entergy Texas will produce an economic benefit to ratepayers in an amount of $124.1 million on a present-value basis using the expected weighted-average interest rate of 1.71%.27 A benefit of approximately $39.0 million will result even if the bond market is less favorable than current market conditions and system restoration bonds have to be issued at the sensitivity-case weighted-average interest rate of 6.25%.28 The economic benefit to ratepayers will be larger if a more favorable market allows the system restoration bonds to be issued at a lower interest rate. In the issuance advice letter, Entergy Texas will be required to update the benefit analyses to verify that the final system restoration bond structure and pricing satisfies the statutory financial tests.
To issue a financing order, PURA also requires that the Commission find that the total amount of revenues collected under the financing order will be less than would otherwise have been collected under conventional financing methods.29 In this proceeding, Entergy Texas’s financial analysis of the amount sought to be securitized under sensitivity-case market conditions, in which the bonds bear a 6.25% weighted-average interest rate, demonstrates that revenues will be reduced by approximately $52.5 million on a nominal basis under this Order compared to the amount that would be recovered under conventional financing methods.30 Under the base-case scenario in which the bonds are issued at a 1.71% weighted-average annual interest rate, securitization saves ratepayers $140.8 million in nominal revenue.31 If system restoration bonds are issued in a more favorable market, this reduction in revenues will be larger.
Before the system restoration bonds may be issued, Entergy Texas must submit to the Commission an issuance advice letter in which it demonstrates, based on the actual market conditions at the time of pricing, that the proposed structure and pricing of the system restoration
27 Direct Testimony of Allison P. Lofton at 13 (Jul. 9, 2021).
28 Id.
29 See PURA § 39.303(a).
30 Direct Testimony of Allison P. Lofton at 8.
31 Id.

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bonds will provide real economic benefits to retail customers and comply with the statutory financial tests and terms of this Order. As part of this submission, Entergy Texas must also certify to the Commission that the structure and pricing of the system restoration bonds result in the lowest system-restoration-bond charges consistent with market conditions at the time of pricing and the terms of this Order. The form of certification that must be submitted by Entergy Texas is set out in appendix A to this Order. The Commission, by order, may stop the issuance of the system restoration bonds authorized by this Order if Entergy Texas fails to make this demonstration or certification.
PURA requires that system restoration charges be charged for the use or availability of electric services to recover all qualified costs.32 System restoration charges, like all transition charges, can be recovered over a period that does not exceed 15 years.33 The Commission concludes that this prevents the collection of system restoration charges from retail customers for services rendered after the 15-year period but does not prohibit recovery of system restoration charges for services rendered during the 15-year period but not actually collected until after the 15-year period.
System restoration charges constitute transition charges as defined in PURA § 39.302 and used in chapter 39, subchapter G of PURA34 and will be collected by an electric utility, its successors, an assignee, or other collection agents as provided for in this Order.35 System restoration charges must be functionalized and allocated to customers in the same manner that the corresponding facilities relating to the system restoration costs and related expenses are functionalized and allocated in a utility’s current base rates.36 The Commission further determines that, to ensure that the allocation of system restoration charges are functionalized in such manner, the ADFIT benefits associated with the securitization transaction should be calculated and allocated in the manner described in this Order.
The rights to impose, collect, and receive system restoration charges (including all other rights of an electric utility under the financing order) are only contract rights until such rights are first transferred to an assignee or pledged in connection with the issuance of system restoration
32 PURA § 36.403(f).
33 See PURA § 39.303(b).
34 PURA § 36.403(f).
35 See PURA § 39.302(7).
36 PURA § 36.403(g).

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bonds.37 Upon the transfer or pledge of those rights, they become transition property and, as such, are afforded certain statutory protections to ensure that the charges are available for bond retirement.38
This Order contains terms, as it must, ensuring that the imposition and collection of system restoration charges authorized herein must be nonbypassable.39 It also includes a mechanism requiring that system restoration charges be reviewed and adjusted at least annually, within 45 days of the anniversary date of the issuance of the system restoration bonds, to correct any overcollections or undercollections during the preceding 12 months and to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the system restoration bonds.40 In addition to the required annual reviews, interim reviews are mandatory semi-annually (or quarterly after the final scheduled payment date of the last tranche of the system restoration bonds) to ensure that the amount of the system restoration charges matches the funding requirements approved in this Order. These provisions will help to ensure that the amount of system restoration charges paid by retail customers does not exceed the amounts necessary to cover the costs of this securitization. To encourage utilities to undertake securitization financing, other benefits and assurances are provided.
The State of Texas has pledged, for the benefit and protection of financing parties and electric utilities, that it will not take or permit any action that would impair the value of transition property, or, except for the true-up expressly allowed by law, reduce, alter, or impair the system restoration charges to be imposed, collected, and remitted to financing parties, until the principal, interest, and premium, and any other charges incurred and contracts to be performed in connection with the related system restoration bonds have been paid and performed in full.41
Transition property (whether associated with a single bond series covering the entire amount authorized to be securitized or with one of multiple bond series covering only a portion of the total amount authorized to be securitized) constitutes a present property right for purposes of contracts concerning the sale or pledge of property, and the property will continue to exist for
37 PURA § 39.304(a).
38 See PURA § 39.304(b).
39 See PURA §§ 36.404 and 39.306.
40 See PURA § 39.307.
41 See PURA § 39.310.

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the duration of the pledge of the State of Texas as described in the preceding paragraph.42 In addition, the interests of an assignee or pledgee in transition property (as well as the revenues and collections arising from the property) are not subject to setoff, counterclaim, surcharge, or defense by the electric utility or any other person or in connection with the bankruptcy of the electric utility or any other entity.43 Further, transactions involving the transfer and ownership of transition property and the receipt of system restoration charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.44 The creation, granting, perfection, and enforcement of liens and security interests in transition property are governed by PURA § 39.309 and not by the Texas Business and Commerce Code.45
The Commission may, at the request of an electric utility, adopt a financing order providing for the retiring and refunding of system restoration bonds only upon making a finding that the future system restoration charges required to service the new system restoration bonds, including transaction costs, will be less than the future system restoration charges required to service the bonds being retired or refunded.46 Entergy Texas has not requested and this Order does not grant any authority to refinance the system restoration bonds authorized by this Order. This Order does not preclude Entergy Texas from filing a request for a financing order to retire or refund the system restoration bonds approved in this Order upon a showing that the statutory criteria in PURA § 39.303(g) are met.47
To facilitate compliance and consistency with applicable statutory provisions, this Order adopts the definitions in PURA §§ 36.403 and 39.302.
II.Description of Proposed Transaction
A description of the transaction proposed by Entergy Texas is contained in its application and the evidence submitted in support of the application. A brief summary of the proposed transaction is provided in this section. A more detailed description is included in section III. C, titled Structure of the Proposed Securitization and in the application and evidence submitted in support of the application.
42 See PURA § 39.304(b).
43 See PURA § 39.305.
44 See PURA § 39.311.
45 See PURA § 39.309(a).
46 See PURA § 39.303(g).
47 Id.

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To facilitate the proposed securitization, Entergy Texas has proposed that (depending on whether more than one series of system restoration bonds are issued) one or more special purpose entities (each referred to as BondCo) be created to which Entergy Texas will transfer the rights to impose, collect, and receive system restoration charges along with the other rights arising under this Order, in each case allocable to the series of system restoration bonds the BondCo is issuing. Upon transfer to a BondCo (in connection with the issuance of the particular series of system restoration bonds), these rights will become transition property as provided by PURA § 39.304.48 If system restoration bonds are issued in more than one series, then the transition property transferred as a result of each issuance must be only those rights associated with that portion of the total amount authorized to be securitized by this Order which is securitized by a particular bond issuance. The rights to impose, collect and receive system restoration charges, along with the other rights arising under this Order as they relate to any portion of the total amount authorized to be securitized that remains unsecuritized, must remain with Entergy Texas and must not become transition property until transferred to a BondCo in connection with a subsequent issuance of system restoration bonds.
Entergy Texas will create a separate BondCo for the issuance of a particular series of the system restoration bonds, and the rights, obligations, structure and restrictions described in this Order with respect to BondCo are applicable to each such purchaser of transition property to the extent of the transition property transferred and sold to it and the system restoration bonds issued by it. BondCo will issue system restoration bonds and will transfer the net proceeds from the sale of the system restoration bonds to Entergy Texas in consideration for the transfer of the corresponding transition property. BondCo will be organized and managed in a manner designed to achieve the objective of maintaining BondCo as a bankruptcy-remote entity that would not be affected by the bankruptcy of Entergy Texas or any other affiliates of Entergy Texas or any of their respective successors. In addition, BondCo will have at least one independent manager whose approval will be required for certain major actions or organizational changes by BondCo.
48 PURA § 39.304.

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The system restoration bonds will be issued under an indenture and administered by an indenture trustee.49 The system restoration bonds will be secured by and payable solely out of the transition property created under this Order and other collateral described in Entergy Texas’s application. That collateral will be pledged to the indenture trustee for the benefit of the holders of the system restoration bonds and to secure payment of certain qualified costs.
The servicer of the system restoration bonds will collect the system restoration charges and remit those amounts to the indenture trustee on behalf of BondCo. The servicer will be responsible for filing any required or allowed true-ups of the system restoration charges. If the servicer defaults on its obligations under the servicing agreement, the indenture trustee may, on behalf of the holders of system restoration bonds, appoint a successor servicer. Entergy Texas will act as the initial servicer for the system restoration bonds.
If Entergy Texas’s service territory becomes subject to retail competition, Entergy Texas, as servicer, will collect the applicable system restoration charges from retail electric providers (REPs). REPs will be required to meet certain financial standards to collect system restoration charges under financing orders issued under chapter 39, subchapter G of PURA. If the REP qualifies to collect system restoration charges, the servicer will bill to and collect from the REP the system restoration charges attributable to the REP’s customers. The REP in turn will bill to and collect from its retail customers the system restoration charges attributable to them. If any REP fails to qualify to collect system restoration charges or defaults in the remittance of those charges to the servicer of the system restoration bonds, another entity can assume responsibility for collection of the system restoration charges from the REP’s retail customers.
System restoration charges will be calculated to ensure the collection of an amount sufficient to service the principal, interest, and related charges for the system restoration bonds and in a manner that allocates this amount to the various classes of retail customers in the same manner as the corresponding facilities and related expenses are allocated among customers in Entergy Texas’s current base rates. The system restoration charges will be calculated in accordance with the method described in schedule SRC-2, a pro forma copy of which is contained in appendix B. In addition to the annual true-up required by PURA § 39.307, interim
49 If more than one series of system restoration bonds is issued, each series will be issued under a separate indenture and be subject to its own set of basic agreements (e.g., transition property purchase and sale agreement, transition property servicing agreement, administration agreement). For purposes of this Order, the description of the system restoration bonds applies to each series of system restoration bonds.

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true-ups must be performed semi-annually (or quarterly after the final scheduled payment date of the last tranche of the system restoration bonds) if necessary, to ensure that the amount collected from system restoration charges is sufficient to service the system restoration bonds and may be performed at other times as provided in this Order. A non-standard true-up will be allowed for other circumstances as provided in this Order. The methodology for making true-ups and allocation adjustments and the circumstances under which each must be made are described in pro forma schedule SRC-2, attached to this Order as appendix B. If system restoration bonds are issued in more than one series, then each series will be subject to a separate true-up under PURA and this Order, provided, however, that more than one series may be trued-up in a single proceeding.
The Commission determines that Entergy Texas’s proposed structure for the system restoration charges should be utilized. This structure provides for substantially levelized annual revenue requirements over the expected life of the system restoration bonds. This structure offers the benefit of not relying upon customer growth and will allow the resulting system restoration charges to remain level or decline over time, if billing determinants remain level or grow. Further, Entergy Texas’s proposed system restoration charge tariff applies consistent allocation factors across rate classes, subject to modification in accordance with the true-up mechanisms adopted in this Order.
All of the bonds issued in prior Texas securitizations have been issued with a fixed interest rate.50 A fixed interest rate is necessary to assure that ratepayers benefit from the securitization. Although the benefits of fixed rates can be achieved through a combination of floating-rate bonds and interest-rate swaps, the Commission in prior securitizations in Texas concluded that the possible benefit of floating-rate bonds did not outweigh the cost of preparing for and executing interest-rate swaps and the potential risks swaps would impose on ratepayers. As a result, the financing orders in those proceedings prohibited the use of swaps and thus,
50 E.g., Application of AEP Texas Central Company for a Financing Order, Docket No. 32475, Financing Order at 14 and 15 (Jun. 21, 2006); Application of Entergy Gulf States, Inc. for a Financing Order, Docket No. 33586, Financing Order at 2 (Apr. 2, 2007); Application of CenterPoint Houston Electric, LLC for a Financing Order, Docket No. 34448, Financing Order at 2 (Sept. 18, 2007); Application of CenterPoint for a Financing Order, Docket No. 37200, Financing Order at 2 (Aug. 27, 2009); Application of Entergy Texas, Inc. for a Financing Order, Docket No. 37247, Financing Order at 2 (Sept. 11, 2009); Application of AEP Texas Central Company for a Financing Order, Docket No. 39931, Financing Order at 4 (Jan. 12, 2012); Application of AEP Texas Inc. for a Financing Order, Docket No. 49308, Financing Order at 16 (June 17, 2019).

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effectively, the issuance of floating-rate bonds. The Commission reaches the same conclusion in this proceeding and will prohibit Entergy Texas from issuing floating-rate bonds.
The Commission reaches a similar conclusion that issuance of bonds denominated in foreign currency should likewise be prohibited. Denominating bonds in foreign currency would create foreign currency risks for ratepayers. While these risks can be reduced through use of derivatives, the derivatives themselves create risks for ratepayers.
Interest-rate hedges can also be used to lock in interest rates or limit the variability of interest rates before issuance of bonds. However, the hedge is a bet on the direction of future market changes, which is neither necessary nor appropriate. Hedges also create additional costs and risks if, for any reason, the system restoration bonds are not issued or the amount issued is different from the principal hedged. As a result, this Order prohibits Entergy Texas from issuing system restoration bonds denominated in foreign currencies and from entering into interest-rate hedges.
Entergy Texas requested approval of system restoration charges sufficient to recover the principal and interest on the system restoration bonds plus ongoing qualified costs of supporting and servicing the system restoration bonds as described in this Order and appendix C. Entergy Texas requested that the system restoration charges be recovered from retail customers by Entergy Texas, as servicer, or if Entergy Texas’s service territory becomes subject to retail competition, that system restoration charges be recovered from retail customers through REPs and other entities which, under PURA and this Order, are obligated to pay or collect system restoration charges. Entergy Texas requested that the amount of the system restoration charges be calculated based upon the allocation methodology and billing determinants specified in schedule SRC-2. Entergy Texas also requested that certain standards related to the billing and collection of system restoration charges be applied to any REPs, as specified in schedule SRC-2.
Entergy Texas requested authority to securitize and to cause the issuance of system restoration bonds in an aggregate principal amount not to exceed the sum of (1) the securitizable balance at the date of issuance of the system restoration bonds plus (2) its actual up-front qualified costs of issuing, supporting, and servicing the system restoration bonds. Entergy Texas provided an illustrative analysis of the costs and benefits of securitization using its estimate of the December 17, 2021, securitizable balance. Entergy Texas proposed that these amounts be

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updated in the issuance advice letter to reflect the actual issuance date of the system restoration bonds and other relevant current information as permitted by this Order, and that Entergy Texas be authorized to securitize the updated securitizable balance and up-front qualified costs as reflected in the issuance advice letter.
Entergy Texas requested in the application that its up-front and ongoing costs of issuing and maintaining the system restoration bonds be recovered respectively through the system restoration bonds and system restoration charges approved in this Order. Entergy Texas estimated that its up-front costs would total approximately $4.06 million, while ongoing costs of servicing the system restoration bonds would total approximately $640,186 per year for each year of the term of the bonds. The estimates were based on assumptions regarding a number of variables that will directly affect the level of up-front and ongoing qualified costs including the following: (1) the total securitizable balance will be $294.5 million; (2) only one series of system restoration bonds will be issued; (3) the financing order proceeding will not be contested; (4) the financing order will not permit use of interest-rate or foreign-currency hedges, floating-rate bonds, or bonds denominated in foreign currencies; and (5) Entergy Texas acts as servicer.
The Commission’s analysis of Entergy Texas’s request begins with the finding that Entergy Texas’s up-front qualified costs that are permitted to be securitized, as well as certain of the ongoing costs that Entergy Texas proposes to recover directly through system restoration charges, should be capped. This finding accords with Entergy Texas’s prior securitizations and other securitization proceedings in this state.
The Commission finds that Entergy Texas should be permitted to securitize its up-front costs of issuance in accordance with the terms of this Order. As set forth in ordering paragraphs 2 and 17 of this Order, up-front qualified costs should not exceed $3.35 million plus (i) the cost of original-issue discount, credit enhancements, and other arrangements to enhance marketability as discussed in ordering paragraphs 6 and 23, (ii) rating agency fees, (iii) United States Securities Exchange Commission (SEC) registration fees, (iv) the cost of the Commission’s financial advisor and its legal counsel, if any, and any additional costs incurred by Entergy Texas to comply with the requests and recommendations of the Commission’s financial advisor, and (v) any costs incurred by Entergy Texas if this Order is appealed. However, no individual cap will apply to any component of the capped upfront qualified costs included in the

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$3.35 million described above. In the issuance advice letter, Entergy Texas must report the actual qualified costs securitized.
Entergy Texas is authorized to recover directly through the system restoration charges its actual ongoing costs of servicing the bonds and providing administrative services to BondCo, subject to a cap on servicing fees equal to 0.10% of the initial principal amount of system restoration bonds issued under this Order and a cap on administrative fees of $100,000 for each BondCo plus reimbursable third-party costs, which will apply as long as Entergy Texas continues to serve as the servicer or administrator, respectively. Ongoing qualified costs, other than the servicer and administrative fees charged by Entergy Texas when it is the servicer and administrator, are not capped; however, the total amount included in the first period schedule SRC-2 rates will include a $50,000 reduction as shown in appendix C. The estimated ongoing qualified costs should be updated in the issuance advice letter to reflect more current information then available to Entergy Texas. In accordance with the terms of this Order and subject to the approval of the indenture trustee, if a successor servicer is appointed, Entergy Texas is required to seek Commission approval for the ongoing costs of servicing the bonds if the annual successor servicer fees will exceed 0.60% of the original principal amount securitized.
Entergy Texas does not anticipate incurring costs of refinancing or retiring debt or equity in connection with the use of the proceeds from the issuance of the system restoration bonds.51 However, if costs of refinancing or retiring debt or equity are incurred, the Commission notes that the cost of refinancing or retiring Entergy Texas’s existing debt or equity using the proceeds from the system restoration bonds must remain uncapped. Commission experience with these expenses indicates that they vary widely and are not entirely within Entergy Texas’s control. Entergy Texas should be authorized to record such costs as a regulatory asset included on its balance sheet and to accrue carrying costs on such regulatory asset using the average weighted interest rate on the system restoration bonds, until the costs are included in Entergy Texas’s next base-rate case, and that the costs, together with carrying costs, should be considered for recovery in Entergy Texas’s next base-rate case, subject to a showing that such costs were prudently incurred and are reasonable and necessary.
51 Direct Testimony of Steven C. McNeal at 16 (Jul. 9, 2021).

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III.Findings of Fact
The Commission makes the following findings of fact.
A.Identification and Procedure
1.Identification of Applicant and Background
1.Entergy Texas is an electric utility that owns and operates for compensation an extensive generation, transmission, and distribution network to provide electric service in the southeast portion of Texas. Entergy Texas is a direct majority-owned subsidiary of Entergy Corporation which, prior to February 8, 2006, was a registered public utility holding company under the Public Utility Holding Company Act of 1935 and is now a public utility holding company under the Public Utility Holding Company Act of 2005.
2.Hurricanes Laura and Delta affected southeast Texas in August 2020 and October 2020, respectively. Winter Storm Uri was a major winter storm that brought snow, ice, and historic cold temperatures across Texas in February 2021.
3.On April 19, 2021, Entergy Texas filed an application under PURA § 36.405 for determination of the amount of system restoration costs related to hurricanes Laura and Delta in 2020 and the 2021 winter storm Uri and certain other weather-related events eligible for securitization or other recovery. That application was assigned Docket No. 51997.
4.On December 2, 2021, the Commission issued an order in Docket No. 51997 determining that Entergy Texas’s system restoration costs related to hurricanes Laura and Delta in 2020 and the 2021 winter storm Uri that were eligible for securitization or other recovery were $242,869,867. The order provides that Entergy Texas is entitled to recover carrying costs on the system restoration costs related to hurricanes Laura and Delta in 2020 and the 2021 winter storm Uri according to the methodology approved in Docket No. 51997, and Entergy Texas is also entitled to securitize the projected remaining balance of the Hurricane Harvey system restoration costs equal to $13,328,375.
2.Procedural History
5.On July 9, 2021, Entergy Texas filed the application at issue in the proceeding, seeking a financing order under PURA chapter 36, subchapter I and chapter 39, subchapter G to permit securitization of an amount equal to (1) the sum of the securitizable balance as of

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the date of issuance of the system restoration bonds, plus (2) up-front qualified costs. The application includes exhibits, schedules, attachments, and testimony.
6.In Order No. 1 filed on July 12, 2021, the administrative law judge (ALJ) adopted a protective order and required Commission Staff to file recommendations regarding the sufficiency of Entergy Texas’s application, proposed method and form of notice, and proposed procedural schedule.
7.On July 23, 2021, Commission Staff requested an extension to August 6, 2021 to comply with Order No. 1.
8.In Order No. 2 filed on July 26, 2021, the ALJ admitted the following parties as intervenors: Texas Industrial Energy Consumers (TIEC), the Office of Public Utility Counsel (OPUC), and Cities (a collective of the cities of Anahuac, Beaumont, Bridge City, Cleveland, Dayton, Groves, Houston, Huntsville, Liberty, Montgomery, Navasota, Nederland, Oak Ridge North, Orange, Pine Forest, Pinehurst, Port Arthur, Port Neches, Roman Forest, Shenandoah, Silsbee, Sour Lake, Splendora, Vidor, West Orange, and Willis).
9.In Order No. 3 filed on July 27, 2021, the ALJ extended the deadline for Commission Staff to comply with Order No. 1.
10.On August 6, 2021, Commission Staff filed a recommendation that Entergy Texas’s application be found sufficient for further review and Entergy Texas’s proposed form and method of notice be found reasonable. Commission Staff stated that it was consulting with other parties to develop an agreed procedural schedule.
11.In Order No. 4 filed on August 10, 2021, the ALJ found the application sufficient for further review and approved Entergy Texas’s form and method of notice. The Order directed Commission Staff to file an agreed procedural schedule or provide a status report by August 24, 2021.
12.On August 24, 2021, Commission Staff filed a status report stating that it was consulting with other parties to develop an agreed procedural schedule and requested that the ALJ issue an order extending its deadline to file a proposed procedural schedule to September 7, 2021.

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13.On September 13, 2021, Entergy Texas filed an unopposed motion to adopt a procedural schedule.
14.In Order No. 5 filed on September 17, 2021, the ALJ denied the proposed procedural schedule for this proceeding.
15.On November 18, 2021, Entergy Texas, TIEC, OPUC, and Commission Staff filed an agreement, resolving between themselves certain issues in this proceeding. Cities is not a signatory to the agreement but does not oppose it.
16.Also on November 18, 2021, Entergy Texas, TIEC, OPUC, and Commission Staff filed a joint motion to admit evidence.
17.In Order No. 9 filed on November 23, 2021, the ALJ granted the joint motion and admitted the following into the record of this proceeding: (a) the prefiled direct testimonies in support of Entergy Texas’s application, including the testimonies and exhibits of Steven C. McNeal, Patrick J. Collins, Allison P. Lofton, and Richard E. Lain, filed on July 9 and 12, 2021; (b) the securitization filing package, including all its schedules and attachments, accompanying Entergy Texas’s application filed on July 9 and 12, 2021; (c) Entergy Texas’s proof of notice filed on September 8, 2021; (d) the signatories’ agreement, including the proposed financing order and appendices, filed on November 18, 2021; and (e) the prefiled testimony and exhibits of Entergy Texas witness Richard E. Lain in support of the agreement filed on November 18, 2021.
18.On November 23, 2021, Commission Staff filed a supplemental motion to admit evidence.
19.In Order No. 10 filed on November 23, 2021, the ALJ granted the supplemental motion and admitted into evidence the testimony of Darryl Tietjen filed on November 23, 2021 in support of the agreement.
20.The Commission considered this Order at its January 13, 2022 open meeting.
3.Notice of Application
21.Notice of Entergy Texas’s application was provided through publication once a week for two consecutive weeks in newspapers having general circulation in its service area; such notice by publication was completed on September 2, 2021. In addition, upon the filing

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of its application on July 9, 2021, Entergy Texas provided notice by furnishing a copy of its application to each party to Docket No. 51997.
22.On August 11, 2021 Entergy Texas provided notice via first-class mail to each REP listed on the Commission website at the time Entergy Texas filed its application for a financing order.
23.On August 12, 2021, Entergy Texas also provided individual notice via first-class mail to (a) the governing bodies of all Texas incorporated municipalities that have retained original jurisdiction over Entergy Texas, and (b) to all municipally owned utilities and cooperatives with service areas multiply certificated with Entergy Texas.
24.Proof of the provision of individual notice to the parties listed above and of the furnishing of a copy of Entergy Texas’s filing package to each of the parties to Docket No. 51997 was made by affidavit filed on September 8, 2021. Proof of publication of notice was submitted in the form of publishers’ affidavits on September 8, 2021.
B.Qualified Costs and Amount to be Securitized
1.Identification
25.Qualified costs are defined in PURA § 36.403(d) to include 100% of an electric utility’s system restoration costs, including carrying costs at the electric utility’s weighted-average cost of capital as last approved in the utility’s general rate case, net of any insurance proceeds, government grants, or other sources of funding that compensate the utility for system restoration costs received by the utility at the time it files an application for a financing order, together with the costs of issuing, supporting, and servicing system restoration bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities.52 Qualified costs also include the costs to the Commission of acquiring professional services for the purpose of evaluating proposed securitization transactions and costs associated with ancillary agreements such as any bond insurance policy, letter of credit, reserve account, surety bond, swap arrangement, hedging arrangement, liquidity or credit support arrangement, or other financial arrangement entered into in connection with the issuance or payment of the system restoration bonds.
52 PURA § 36.403(d).

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26.The actual costs of issuing and supporting the system restoration bonds will not be known until the system restoration bonds are issued, and certain ongoing costs relating to the system restoration bonds may not be known until such costs are incurred. However, to satisfy the statutory obligation to ensure tangible and quantifiable benefits to ratepayers, it is appropriate to limit the amount of certain up-front qualified costs that may be included in the principal amount of the system restoration bonds so that the sum of those up-front qualified costs does not exceed $3.35 million plus (i) the cost of original-issue discount, credit enhancements, and other arrangements to enhance marketability as discussed in ordering paragraphs 6 and 23, (ii) rating agency fees, (iii) SEC registration fees, (iv) the cost of the Commission’s financial advisor and its legal counsel, if any, and any additional costs incurred by Entergy Texas to comply with the requests and recommendations of the Commission’s financial advisor, and (v) any costs incurred by Entergy Texas if this Order is appealed. The amount of the up-front qualified costs must be shown in the issuance advice letter to ensure compliance with all statutory requirements.
27.Entergy Texas intends to use the proceeds from the sale of the transition property to reduce recoverable system restoration costs, and thereafter to refinance or retire debt or equity, or to fund capital expenditures to support utility operations and services; accordingly, it does not anticipate incurring any significant costs of refinancing or retiring debt or equity in connection with the proceeds from the issuance of the system restoration bonds and has not included any such costs in the requested up-front qualified costs.53 However, to the extent that costs of refinancing or retiring debt or equity are incurred, the Commission authorizes Entergy Texas to record such costs as a regulatory asset included on its books. Entergy Texas may request the recovery of such asset in Entergy Texas’s next base-rate case to the extent the costs incurred are demonstrated to be prudently incurred and are reasonable and necessary. The Commission also authorizes Entergy Texas to earn a return on the costs properly recorded at the average weighted interest rate on the system restoration bonds until included for recovery in Entergy Texas’s next base-rate cases, consistent with Docket No. 49308.
53 Direct Testimony of Steven C. McNeal at 17.

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2.Accumulated Deferred Federal Income Tax Benefits
28.ADFIT associated with system restoration costs occurs because of the timing difference between the regulatory and tax treatment of the system restoration costs.
29.Entergy Texas’s proposed schedule SCO-2 provides ratepayers the benefit of the ADFIT associated with system restoration costs over the same time period Entergy Texas will collect the system restoration charges from ratepayers.
30.Entergy Texas calculated ADFIT based on the system restoration costs it requested to be securitized. Entergy Texas had a net operating loss carry-forward and was unable to utilize system restoration cost tax losses immediately. The net operating loss is expected to be fully utilized in 2022. Entergy Texas’s estimate of the ADFIT benefit associated with system restoration costs appropriately takes into account the effect of Entergy Texas’s net operating loss.
31.The ADFIT benefits associated with system restoration costs can only be estimated at this point because they are dependent in part on future taxable income, a future tax refund, future changes to the corporate federal income tax rate, and the specific timing of the issuance of system restoration bonds, all of which remain uncertain at this time. The available amount of ADFIT benefit when Entergy Texas begins to implement schedule SCO-2 is subject to update at the time system restoration bonds are issued and, to the extent necessary, in connection with true-up filings over the course of the period that schedule SCO-2 and system restoration charges remain in force.
3.Balance to be Securitized
32.It is appropriate that Entergy Texas be authorized to cause system restoration bonds to be issued in an aggregate principal amount equal to the securitizable balance at the time of issuance plus up-front qualified costs as described in ordering paragraphs 2 and 17. The securitizable balance to be securitized must be equal to the balance of system restoration costs as determined in Docket No. 51997 plus carrying costs related to hurricanes Laura and Delta in 2020 and the 2021 winter storm Uri using the rate approved in Docket No. 51997 through the date the system restoration bonds are issued, net of any insurance proceeds, government grants, and other sources of funding received by Entergy Texas at the time that the financing application was filed that compensate Entergy Texas for the

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system restoration costs. In the issuance advice letter, Entergy Texas must update the amounts to reflect the securitizable balance on the date of issuance and the amount of up-front qualified costs securitized.
33.It is appropriate for Entergy Texas to recover the annual ongoing servicing fees and the annual fixed operating costs directly through system restoration charges. It is also appropriate to impose additional limits to ensure that the servicing fees incurred when Entergy Texas serves as servicer do not exceed 0.10% of the initial principal balance of the system restoration bonds and that the administrative fees incurred when Entergy Texas is the administrator do not exceed $100,000 per year plus reimbursable third-party costs as shown in appendix C. Consistent with Entergy Texas’s prior securitizations, the annual servicing fee payable to a servicer not affiliated with Entergy Texas will not exceed 0.60% of the initial principal balance of the system restoration bonds unless such higher rate is approved by the Commission. Ongoing costs other than the servicer and administrative fees charged by Entergy Texas when it serves as servicer and administrator are not capped; however, the total amount included in the first period schedule SRC-2 rates will include a $50,000 reduction as shown in appendix C to this Order. The servicing and administrative fees collected by Entergy Texas, or any affiliate of Entergy Texas, acting as servicer or administrator under the servicing agreement or administration agreement must be included as a revenue credit and reduce revenue requirements in each subsequent rate case. The expenses incurred by Entergy Texas or such affiliate to perform obligations under the servicing agreement should be included in each Entergy Texas base-rate case.
4.Issuance Advice Letter
34.Because the actual structure and pricing of the system restoration bonds will not be known at the time this Order is issued, following determination of the final terms of the system restoration bonds and before issuance of the system restoration bonds, Entergy Texas will file an issuance advice letter with the Commission for each series of system restoration bonds issued and no later than the end of the first business day after the pricing date for that series of system restoration bonds. The issuance advice letter will include Entergy Texas’s best estimate of total up-front qualified costs for such issuance.

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The estimated total up-front qualified costs in the issuance advice letter may be included in the principal amount securitized. Within 60 days of issuance of the system restoration bonds, Entergy Texas must submit to the Commission a final accounting of the total up-front qualified costs. The issuance advice letter will report the actual dollar amount of the initial system restoration charges and other information specific to the system restoration bonds to be issued. Entergy Texas’s issuance advice letter must update the benefits analysis to verify that the final amount securitized satisfies the statutory financial tests. All amounts that require computation will be computed using the mathematical formulas contained in the form of the issuance advice letter in appendix A to this Order and schedule SRC-2. The initial system restoration charges and the final terms of the system restoration bonds set forth in the issuance advice letter must become effective on the date of issuance of the system restoration bonds unless before noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Order.
35.If the actual up-front qualified costs are less than the up-front qualified costs included in the principal amount securitized, the periodic billing requirement, defined below, for the first annual true-up adjustment must be reduced by the amount of such unused funds (together with interest, if any, earned on the investment of such funds). If the actual upfront qualified costs are more than the up-front qualified costs included in the principal amount securitized, Entergy Texas may request recovery of the remaining up-front qualified costs in a future ratemaking proceeding, provided, however, that Entergy Texas may not request recovery of amounts that would cause the aggregate recoverable amounts for capped costs to exceed the cap on up-front qualified costs described in ordering paragraph 2 of this Order.
36.Entergy Texas will submit a draft issuance advice letter to Commission Staff for review not later than two weeks before the expected date of commencement of marketing each series of system restoration bonds. Within one week after receipt of the draft issuance advice letter, Commission Staff will provide Entergy Texas comments and recommendations regarding the adequacy of the information provided.

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37.The issuance advice letter for a series of system restoration bonds must be submitted to the Commission not later than the end of the first business day after the pricing of such series of system restoration bonds. Commission Staff may request such revisions of the issuance advice letter as may be necessary to assure the accuracy of the calculations and that the requirements of PURA and of this Order have been met. The initial system restoration charges and the final terms of the system restoration bonds set forth in the issuance advice letter must become effective on the date of issuance of the system restoration bonds (which must not occur before the fifth business day after pricing) unless before noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and the Order.
38.The completion and filing of an issuance advice letter in the form of the issuance advice letter attached as appendix A, including the certification from Entergy Texas discussed in finding of fact numbers 39 and 109, is necessary to ensure that any securitization actually undertaken by Entergy Texas complies with the terms of this Order.
39.The certification statement contained in Entergy Texas’s certification letter must be worded precisely as the statement in the form of the issuance advice letter approved by the Commission. Other aspects of the certification letter may be modified to describe the particulars of the system restoration bonds and the actions that were taken during the transaction.
5.Tangible and Quantifiable Benefit
40.The statutory requirements in PURA §§ 36.401 and 39.301 that direct the Commission to ensure that securitization provides tangible and quantifiable benefits to ratepayers greater than would be achieved absent the issuance of system restoration bonds can only be determined using an economic analysis to account for the time value of money. An analysis that compares (1) in the aggregate, over the expected life of the system restoration bonds, the present value of the revenue requirement associated with recovery of the securitizable balance through rates reflective of conventional utility financing, with (2) the present value of the revenue required under securitization, is an appropriate

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economic analysis to demonstrate whether securitization provides economic benefits to ratepayers.
41.The financial analysis presented by Entergy Texas indicates that securitization of the securitizable balance and other qualified costs as requested by Entergy Texas would result in $39 million of tangible and quantifiable economic benefits to ratepayers on a present-value basis if the system restoration bonds are issued at an average weighted-average interest rate of 6.25% allowed by this Order and with a 14-year expected life. Using the projected weighted-average interest rate of 1.71% and a 14-year expected life, the benefits of securitization would be approximately $124.1 million on a present-value basis. These estimates use Entergy Texas’s securitizable balance as of December 17, 2021 ($294.5 million), and assume that actual up-front and ongoing qualified costs will be as shown on schedule 5 to Entergy Texas’s application. The benefits for retail customers set forth in Entergy Texas’s evidence are fully indicative of the benefits ratepayers will realize from the securitization approved in this Order; however, the actual benefit to ratepayers will depend on market conditions on the date of issuance of the system restoration bonds, the actual scheduled maturity of the system restoration bonds, and the amount actually securitized. Entergy Texas will be required to provide an updated tangible and quantifiable benefits analysis in its issuance advice letter to verify that this statutory test is met.
6.Present Value Cap
42.The amount securitized may not exceed the present value of the revenue requirement over the life of the proposed system restoration bonds associated with conventional (i.e., nonsecuritized) recovery of the authorized amounts where the present value analysis uses a discount rate equal to the proposed interest rate on the system restoration bonds.54 The analysis presented by Entergy Texas demonstrates that the proposed securitization meets this requirement whether the system restoration bonds are assumed to bear interest at a weighted-average interest rate of 6.25%, at the projected weighted-average interest rate of 1.71%, or at other interest rates less than 1.71%. Using a 1.71% weighted-average interest rate, the present value of the revenue-requirement savings would be
54 See PURA § 39.301.

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approximately $124.1 million. At the higher interest rate of 6.25%, the present value of the revenue-requirement savings would be approximately $39.0 million. These estimates use Entergy Texas’s securitizable balance as of December 17, 2021, an expected life of 14 years, and assume that actual up-front and ongoing qualified costs will be as estimated on schedule 5 to Entergy Texas’s application. The benefits for ratepayers set forth in Entergy Texas’s evidence are fully indicative of the benefits ratepayers will realize from the securitization approved in this Order; however, Entergy Texas will be required to provide an updated present value analysis in its issuance advice letter to verify that this statutory test is met.
7.Total Amount of Revenue to be Recovered
43.The Commission is required to find that the total amount of revenues to be collected under this Order will be less than the revenue requirement that would be recovered over the life of the amounts that are securitized under this Order, using conventional financing methods.55 Entergy Texas’s analysis assumed that under conventional financing methods, the costs would be recovered over the life of the system restoration bonds (for purposes of its analysis, 14 years) with carrying costs equal to Entergy Texas’s weighted-average cost of capital of 9.03%. The resulting total conventional revenues would be $503.4 million. If 14-year system restoration bonds are issued at a 6.25% weighted-average interest rate, Entergy Texas’s financial analysis indicates that the total amount of revenues to be collected under this Order is expected to be approximately $52.5 million less than the revenue requirement that would be recovered using conventional utility financing methods. Using the projected weighted-average interest rate of 1.71%, the benefits of securitization would be approximately $140.8 million on a nominal basis. These estimates use Entergy Texas’s securitizable balance as of December 17, 2021 and an expected life of 14 years and assume that actual up-front and ongoing qualified costs will be as estimated on schedule 5 to Entergy Texas’s application. The benefits for retail customers set forth in Entergy Texas’s evidence are fully indicative of the benefits ratepayers will realize from the securitization approved in this Order; however, Entergy Texas will be required to provide an updated total revenue analysis in its issuance advice letter to verify that this statutory test is met.
55 See PURA § 39.303(a).

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C.Structure of the Proposed Securitization
1.BondCo
44.For purposes of this securitization, Entergy Texas will create one or more BondCos, a special purpose transition funding entity (each of which referred to as BondCo), each of which will be a Delaware limited liability company with Entergy Texas as its sole member. If more than one series of system restoration bonds are issued, Entergy Texas will create a separate BondCo for the issuance of a particular series of system restoration bonds and the rights, structure, and restrictions described in this Order with respect to BondCo will be applicable to each such purchaser of transition property to the extent of the transition property sold to it and the system restoration bonds issued by it. BondCo will be formed for the limited purpose of acquiring transition property, issuing system restoration bonds in one or more tranches, and performing other activities relating thereto or otherwise authorized by this Order. BondCo will not be permitted to engage in any other activities and will have no assets other than transition property and related assets to support its obligations under the system restoration bonds. Obligations relating to the system restoration bonds will be BondCo’s only significant liabilities. These restrictions on the activities of BondCo and restrictions on the ability of Entergy Texas to take action on BondCo’s behalf are imposed to achieve the objective that BondCo will be bankruptcy remote and not affected by a bankruptcy of Entergy Texas. BondCo will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation. As long as the system restoration bonds remain outstanding, BondCo will have at least one independent manager with no organizational affiliation with Entergy Texas other than acting as independent manager for any other bankruptcy-remote subsidiary of Entergy Texas or its affiliates. BondCo will not be permitted to amend the provisions of the organizational documents that relate to the bankruptcy remoteness of BondCo without the consent of the independent manager. Similarly, BondCo will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager. Other restrictions to facilitate bankruptcy remoteness may also be included in the organizational documents of BondCo as required by the rating agencies.

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45.The initial capital of BondCo will be a nominal amount of $100. Concurrently with the issuance of the bonds, 0.5% of the original principal amount of each series of transition bonds will be deposited. Adequate funding of BondCo at this level is intended to protect the bankruptcy remoteness of BondCo. A sufficient level of capital is necessary to minimize this risk and therefore assist in achieving the lowest system restoration charges possible.
46.BondCo will issue one series of system restoration bonds consisting of one or more tranches. The aggregate amount of all tranches of all series of system restoration bonds issued under this Order must not exceed the principal amount approved by this Order. BondCo will pledge to the indenture trustee, as collateral for payment of the system restoration bonds, the transition property, including BondCo’s right to receive the system restoration charges as and when collected, and certain other collateral described in Entergy Texas’s application.
47.Concurrent with the issuance of any of the system restoration bonds, Entergy Texas will transfer to BondCo all of Entergy Texas’s rights under this Order related to the amount of system restoration bonds BondCo is issuing, including rights to impose, collect, and receive system restoration charges approved in this Order. This transfer will be structured so that it will qualify as a true sale within the meaning of PURA § 39.308 and that such rights will become transition property concurrently with the sale to BondCo as provided in PURA § 39.304. By virtue of the transfer, BondCo will acquire all of the right, title, and interest of Entergy Texas in the transition property arising under this Order that is related to the amount of system restoration bonds BondCo is issuing.
48.The use of BondCo and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transactions and to minimize the system restoration charges. Therefore, the use of BondCo should be approved.
2.Credit Enhancement and Arrangements to Enhance Marketability
49.Entergy Texas requested approval to use additional forms of credit enhancement (including letters of credit, reserve accounts, surety bonds, or guarantees) and other mechanisms designed to promote the credit quality and marketability of the system

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restoration bonds if the benefits of such arrangements exceed their cost. Entergy Texas also asked that the costs of any credit enhancements as well as the costs of arrangements to enhance marketability be included in the amount of qualified costs to be securitized. Entergy Texas should be permitted to recover the ongoing costs of credit enhancements and arrangements to enhance marketability, provided that the Commission’s designated representative and Entergy Texas agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs. If the use of credit enhancements or other arrangements is proposed by Entergy Texas, Entergy Texas must provide the Commission’s designated representative copies of all cost-benefit analyses performed by or for Entergy Texas that support the request to use such arrangements. This finding does not apply to the collection account or its subaccounts approved in this Order.
50.Entergy Texas’s proposed use of credit enhancements and arrangements to enhance marketability is reasonable and should be approved, provided that Entergy Texas certifies that the enhancements or arrangements provide benefits greater than their cost and that such certifications are agreed to by the Commission’s designated representative.
51.In prior financing orders, the Commission determined that the costs and risks of swap transactions outweighed the expected benefits and prohibited the use of interest rate-swaps.56 Entergy Texas has not sought authority to use swap transactions in connection with its proposed securitization.
52.Also in prior financing orders, the Commission determined that the use of floating-rate notes, notes denominated in foreign currencies, interest-rate hedges, and interest-rate swaps would not be expected to result in the lowest system-restoration-bond charges and would expose ratepayers to higher risks and greater uncertainty about future costs. Accordingly, Entergy Texas has not asked for permission, and the Commission has determined that Entergy Texas should not be permitted, to use floating-rate notes, notes denominated in foreign currencies, hedges, or interest-rate swaps in this transaction.
56 E.g., Docket No. 32475, Financing Order at 14–15; Application of Entergy Gulf States, Inc. for a Financing Order, Docket No. 33586, Financing Order at 2 (Apr. 2, 2007); Application of CenterPoint Houston Electric, LLC for a Financing Order, Docket No. 34448, Financing Order at 2 (Sept. 18, 2007); Application of CenterPoint for a Financing Order, Docket No. 37200, Financing Order at 2 (Aug. 27, 2009); Application of Entergy Texas, Inc. for a Financing Order, Docket No. 37247, Financing Order at 2 (Sept. 11, 2009); Application of AEP Texas Central Company for a Financing Order, Docket No. 39931, Financing Order at 4 (Jan. 12, 2012).

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3.Transition Property
53.Under PURA § 39.304(a), the rights and interests of an electric utility or successor under a financing order, including the right to impose, collect, and receive transition charges (which term includes the system restoration charges authorized in the financing order), are only contract rights until they are first transferred to an assignee or pledged in connection with the issuance of system restoration bonds, at which time they will become transition property.
54.The rights to impose, collect, and receive the system restoration charges approved in this Order along with the other rights arising under this Order will become transition property upon the transfer of such rights by Entergy Texas to BondCo under PURA § 39.304. If system restoration bonds are issued in more than one series, then the transition property transferred as a result of each issuance must be only those rights associated with that portion of the total amount authorized to be securitized by this Order which is securitized by such issuance. The rights to impose, collect, and receive system restoration charges along with the other rights arising under this Order as they relate to any portion of the total amount authorized to be securitized that remains unsecuritized must remain with Entergy Texas and must not become transition property unless and until transferred to a BondCo in connection with a subsequent issuance of system restoration bonds.
55.Transition property and all other collateral will be held and administered by the indenture trustee under the indenture, as described in Entergy Texas’s application. This proposal will help ensure the lowest system restoration charges and should be approved.
56.Under PURA § 39.304(b), transition property constitutes a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of system restoration charges depends on further acts of the utility or others that have not yet occurred.
4.Servicer and the Servicing Agreement
57.Entergy Texas will execute a servicing agreement with BondCo. The servicing agreement may be amended, renewed, or replaced by another servicing agreement. The entity responsible for carrying out the servicing obligations under any servicing agreement is the servicer. Entergy Texas will be the initial servicer but may be

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succeeded as servicer by another entity under certain circumstances detailed in the servicing agreement and as authorized by the Commission. Under the servicing agreement, the servicer is required, among other things, to impose and collect the applicable system restoration charges for the benefit and account of BondCo, to make the periodic true-up adjustments of system restoration charges required or allowed by this Order, and to account for and remit the applicable system restoration charges to or for the account of BondCo in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction, or surcharge of any kind (other than the servicing fee specified in the servicing agreement). Under the terms of the servicing agreement, if any servicer fails to perform its servicing obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the system restoration bonds, or the indenture trustee’s designee, may—or upon the instruction of the requisite percentage of holders of the outstanding amount of system restoration bonds, must—appoint an alternate party to replace the defaulting servicer, in which case the replacement servicer will perform the obligations of the servicer under the servicing agreement. The obligations of the servicer under the servicing agreement and the circumstances under which an alternate servicer may be appointed are more fully described in the servicing agreement. The rights of BondCo under the servicing agreement will be included in the collateral pledged to the indenture trustee under the indenture for the benefit of holders of the system restoration bonds.
58.The servicing agreement negotiated as part of this securitization must contain a recital clause that the Commission, or its attorney, will enforce the servicing agreement for the benefit of Texas ratepayers to the extent permitted by law.
59.The servicing agreement negotiated as part of this securitization must include a provision that Entergy Texas must indemnify the Commission (for the benefit of ratepayers) in connection with any increase in servicing fees that become payable as a result of a default resulting from Entergy Texas’s willful misconduct, bad faith, or negligence in performance of its duties or observance of its covenants under the servicing agreement. The indemnity will be enforced by the Commission but will not be enforceable by any REP or customer.

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60.The obligations to continue to provide service and to collect and account for system restoration charges will be binding on Entergy Texas and any other entity that provides transmission and distribution services or direct wire services to a person that was a retail customer located within Entergy Texas’s service area as it existed on the date of this Order, or that became a retail customer for electric services within such area after the date of this Order, and is still located within such area, except as provided in findings of fact 84 and 85. Further, and to the extent REPs are responsible for imposing and billing system restoration charges on behalf of BondCo, billing and credit standards approved in this Order will be binding on all REPs that bill and collect system restoration charges from such retail customers, together with their successors and assigns. The Commission will enforce the obligations imposed by this Order, its applicable substantive rules, and statutory provisions.
61.To the extent that any interest in the transition property created by this Order is assigned, sold, or transferred to an assignee,57 Entergy Texas will enter into a contract with that assignee that will require Entergy Texas (or its successor under such contract) to continue to operate its transmission and distribution system (or if by law Entergy Texas or its successor is no longer required to own or operate both the transmission and distribution systems, then Entergy Texas’s distribution system) in order to provide electric services to Entergy Texas’s customers within its service area. This provision does not prohibit Entergy Texas from selling, assigning, or otherwise divesting its transmission and distribution system or any part thereof so long as the entity acquiring such facilities agrees to continue operating the facilities to provide electric services to Entergy Texas’s customers.
62.The provisions described in finding of fact numbers 57 through 61 are reasonable, will reduce risk associated with the proposed securitization, and will result in lower system-restoration-bond charges and greater benefits to ratepayers and should be approved.
57 The term assignee means any individual, corporation, or other legally recognized entity to which an interest in transition property is transferred, other than as security, including any assignee of that party. See PURA § 39.302(1).

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5.Retail Electric Providers
63.Entergy Texas, acting as the initial servicer, will bill the system restoration charges to each retail consumer. When, and if, Entergy Texas’s service territory becomes subject to retail competition, Entergy Texas as servicer will bill the system restoration charges to each retail consumer’s REP, and the REP will collect the system restoration charges from its retail customers.
64.Schedule SRC-2 sets forth minimum billing and collection standards to apply to REPs that collect system restoration charges approved by this Order from retail customers. The Commission finds that the REP standards set forth in schedule SRC-2 are appropriate and should be adopted.
65.The REP standards set forth in schedule SRC-2 relate only to the billing and collection of system restoration charges authorized under this Order, and do not apply to collection of any other nonbypassable charges or other charges. The standards apply to all REPs other than REPs that have contracted with Entergy Texas to have Entergy Texas bill and collect system restoration charges from the REP’s retail customers. REPs may contract with parties other than Entergy Texas to bill and collect system restoration charges from retail customers, but such parties must remain subject to these standards. Upon adoption of any amendment to 16 Texas Administrative Code (TAC) § 25.108, Commission Staff will open a proceeding to investigate the need to modify the standards in schedule SRC-2 to conform to that rule, provided that such modifications may not be implemented absent prior written confirmation (or deemed inapplicability of such confirmation requirement) from each of the rating agencies that have rated the system restoration bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the system restoration bonds.
66.The REP standards are as follows:
a.Rating, Deposit, and Related Requirements.
    Each REP must have a long-term, unsecured credit rating of not less than BBB-and Baa3 (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively, or provide (i) a deposit of two months’ maximum expected system-restoration-charge collections in the form of cash, (ii) an affiliate guarantee, surety bond,

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or letter of credit providing for payment of such amount of system-restoration-charge collections in the event that the REP defaults in its payment obligations, or (iii) a combination of any of the foregoing. A REP that does not have or maintain the requisite long-term, unsecured credit rating may select in its sole discretion which alternate form of deposit, credit support, or combination thereof it will utilize. The indenture trustee must be a beneficiary of any affiliate guarantee, surety bond, or letter of credit. The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain a long-term, unsecured credit rating of not less than BBB- and Baa3 (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively.
b.Loss of Rating.
    If the long-term, unsecured credit rating from either Standard & Poor’s or Moody’s Investors Service of a REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below BBB- or Baa3 (or the equivalent), the REP must provide the alternate form of deposit, credit support, or combination thereof, or new forms thereof, in each case from providers with the requisite ratings, within 10 business days following such suspension, withdrawal, or downgrade. A REP failing to make such provision must comply with the provisions set forth in paragraph (e).
c.Computation of Deposit, etc.
    The computation of the size of a deposit required under paragraph (a) must be agreed on by the servicer and the REP and must be reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months’ maximum expected system-restoration-charge collections. Within 10 business days following such review, the REP must remit to the indenture trustee the amount of any shortfall in such required deposit, or the servicer must instruct the indenture trustee to remit to the REP any amount in excess of such required deposit. A REP failing to so remit any such shortfall must comply with the provisions set forth in paragraph (e). REP cash deposits must be held by the indenture trustee, maintained in a segregated account, and invested in short-term high-quality investments, as permitted by the rating agencies rating the system restoration bonds. Investment earnings on REP cash deposits must be considered part of such cash

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deposits so long as they remain on deposit with the indenture trustee. At the instruction of the servicer, cash deposits will be remitted with investment earnings to the REP at the end of the term of the system restoration bonds unless otherwise utilized for the payment of the REP’s obligations for system restoration charges. Once the deposit is no longer required, the servicer must promptly (but not later than 30 calendar days) instruct the indenture trustee to remit the amounts in the segregated accounts to the REP.
d.Payment of System Restoration Charges.
    Payments of system restoration charges are due 35 calendar days following each billing by the servicer to the REP, without regard to whether or when the REP receives payment from its retail customers. The servicer must accept payment by electronic funds transfer, wire transfer, check, or any combination thereof. Payment will be considered received the date the electronic funds transfer or wire transfer is received by the servicer, or the date the check clears. A 5% penalty is to be charged on amounts received after 35 calendar days; however, a ten-calendar-day grace period will be allowed before the REP is considered to be in default. A REP in default must comply with the provisions set forth in paragraph (e). The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to the servicer. The current amount consists of the total unpaid system restoration charges existing on the 36th calendar day after billing by the servicer. Any and all such penalty payments will be made to the indenture trustee to be applied against system restoration charge obligations. A REP must not be obligated to pay the overdue system restoration charges of another REP. If a REP agrees to assume the responsibility for the payment of overdue system restoration charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP must not be assessed the 5% penalty upon such system restoration charges; however, the prior REP must not be relieved of the previously assessed penalties.
e.Remedies Upon Default.
    After the ten-calendar-day grace period (the 45th calendar day after the billing date) referred to in paragraph (d), the servicer must have the option to seek recourse against any cash deposit, affiliate guarantee, surety bond, letter of credit, or combination thereof provided by the REP, and avail itself of such legal remedies as may be

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appropriate to collect any remaining unpaid system restoration charges and associated penalties due the servicer after the application of the REP’s deposit or alternate form of credit support. In addition, a REP that is in default with respect to the requirements set forth in paragraphs (b), (c), or (d) above must, subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy, select and implement one of the following options:
(i)    Allow the provider of last resort (POLR) or a qualified REP of the consumer’s choosing to immediately assume the responsibility for the billing and collection of system restoration charges.
(ii)    Immediately implement other mutually suitable and agreeable arrangements with the servicer. It is expressly understood that the servicer’s ability to agree to any other arrangements will be limited by the terms of the servicing agreement and requirements of each of the rating agencies that have rated the system restoration bonds necessary to avoid a suspension, withdrawal, or downgrade of the ratings on the system restoration bonds.
(iii)    Arrange that all amounts owed by retail customers for services rendered be timely billed and immediately paid directly into a lock-box controlled by the servicer with such amounts to be applied first to pay system restoration charges before the remaining amounts are released to the REP. All costs associated with this mechanism will be borne solely by the REP.
    If a REP that is in default fails to immediately select and implement one of the foregoing options or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then the servicer must immediately implement option (i), subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy. Upon re-establishment of compliance with the requirements set forth in paragraphs (b), (c) and (d) above and the payment of all past-due amounts and associated penalties, the REP will no longer be required to comply with this paragraph.

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f.Interest of REPs (including the POLR) in Funds Held by Servicer.
Any interest that a REP (including the POLR) may have in any funds in the hands of the servicer must be junior and subordinate to any and all rights of the indenture trustee or BondCo to such funds.
g.Billing by Providers of Last Resort, etc.
    The POLR appointed by the Commission must meet the minimum credit rating or deposit or credit support requirements described in paragraph (a) in addition to any other standards that may be adopted by the Commission. If the POLR defaults or is not eligible to provide such services, responsibility for billing and collection of system restoration charges will immediately be transferred to and assumed by the servicer until a new POLR can be named by the Commission or the customer requests the services of a certified REP. Retail customers may never be re-billed by the successor REP, the POLR, or the servicer for any amount of system restoration charges they have paid their REP (although future system restoration charges must reflect REP and other system-wide charge-offs). Additionally, if the amount of the penalty detailed in paragraph (d) is the sole remaining past-due amount after the 45th calendar day, the REP must not be required to comply with clauses (i), (ii), or (iii) of paragraph (e) above, unless the penalty is not paid within an additional 30 calendar days.
h.Disputes.
    In the event that a REP disputes any amount of billed system restoration charges, the REP must pay the disputed amount under protest according to the timelines detailed in paragraph (d). The REP and servicer must first attempt to informally resolve the dispute, but if they fail to do so within 30 calendar days, either party may file a complaint with the Commission. If the REP is successful in the dispute process (informal or formal), the REP must be entitled to interest on the disputed amount paid to the servicer at the Commission-approved interest rate. Disputes about the date of receipt of system restoration charge payments (and penalties arising thereof) or the size of a required REP deposit will be handled in a like manner. It is expressly intended that any interest paid by the servicer on disputed amounts must not be recovered through system restoration charges if it is determined that the servicer’s claim to the funds is clearly unfounded. No interest must be paid by the servicer if it is determined that the servicer has received

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inaccurate metering data from another entity providing competitive metering services under PURA § 39.107.
i.Metering Data.
    If the servicer is providing the metering, metering data will be provided to the REP at the same time as the billing. If the servicer is not providing the metering, the entity providing the metering services will be responsible for complying with Commission rules and ensuring that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and this Order with respect to billing and true-ups.
j.Charge-Off Allowance.
    The REP will be allowed to hold back an allowance for charge-offs in its payments to the servicer. Such charge-off rate will be recalculated each year in connection with the annual true-up procedure. On an annual basis in connection with the true-up process, the REP and the servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and the servicer, provided that:
(i)    The REP’s right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing system restoration charges) have been written off.
(ii)    The REP’s recourse will be limited to a credit against future system restoration charge payments unless the REP and the servicer agree to alternative arrangements, but in no event will the REP have recourse to the indenture trustee, BondCo, or BondCo’s funds for such payments.
(iii)    The REP must provide information on a timely basis to the servicer so that the servicer can include the REP’s default experience and any subsequent credits into its calculation of the adjusted system-restoration-charge rates for the next system-restoration-charge billing period and the REP’s rights to credits will not take effect until after such adjusted system-restoration-charge rates have been implemented.

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k.Service Termination.
In the event that the servicer is billing consumers for system restoration charges, the servicer must have the right to terminate transmission and distribution service to the end-use customer for non-payment by the end-use customer under applicable Commission rules. In the event that a REP or the POLR is billing retail customers for system restoration charges, the REP or POLR must have the right to transfer the customer to the POLR (or to another certified REP) or to direct the servicer to terminate transmission and distribution service to the end-use customer for non-payment in accordance with the applicable Commission rules.
67.The proposed billing and collection standards for REPs and the applicability of those standards are appropriate for the collection of system restoration charges resulting from this Order, are reasonable, will lower risks associated with the collection of system restoration charges, and will result in lower system-restoration-bond charges and greater benefits to ratepayers. In addition, adoption of these standards will provide uniformity of standards for the billing and collection of system restoration charges for which Entergy Texas acts as servicer. Therefore, the proposed billing and collection standards for REPs and the applicability of those standards described in finding of fact numbers 64 through 66 should be approved.
6.System Restoration Bonds
68.BondCo will issue and sell system restoration bonds in one series consisting of one or more tranches. The legal final maturity date of any series of system restoration bonds will not exceed 15 years from the date of issuance of such series. The legal final maturity date of each series and tranche within a series and amounts in each series will be finally determined by Entergy Texas and the Commission’s designated representative, consistent with market conditions and indications of the rating agencies, at the time the system restoration bonds are priced, but subject to ultimate Commission review through the issuance advice letter process. Entergy Texas will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning transition property arising under this Order, or to cause the issuance of any system restoration bonds authorized in this Order, subject to the right of the Commission to find that the proposed issuance does not comply with the requirements of PURA and this Order.

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BondCo will issue the system restoration bonds on or after the fifth business day after pricing of the system restoration bonds unless, before noon on the fourth business day following pricing of the bonds, the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Order.
69.The Commission finds that the proposed structure—providing for substantially levelized annual revenue requirements over the expected life of the system restoration bonds—is in the public interest and should be used. The approved structure is reasonable and should be approved, provided that the issuance advice letter demonstrates that all of the statutory financial requirements are met. This restriction is necessary to ensure that the stated economic benefits to ratepayers materialize.
7.Security for System Restoration Bonds
70.The payment of the system restoration bonds and related charges authorized by this Order is to be secured by the transition property created by this Order and by certain other collateral as described in the application. Each series of the system restoration bonds will be issued under an indenture administered by the indenture trustee (any such indenture, the indenture, and the trustee under an indenture, the indenture trustee). The indenture will include provisions for a collection account for the series and subaccounts for the collection and administration of the system restoration charges and payment or funding of the principal and interest on the system restoration bonds and other costs, including fees and expenses, in connection with the system restoration bonds, as described in Entergy Texas’s application. In accordance with the indenture, BondCo will establish a collection account as a trust account to be held by the indenture trustee as collateral to ensure the payment of the principal, interest, and other costs approved in this Order related to the system restoration bonds in full and on a timely basis. The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts.
a.The General Subaccount
71.The indenture trustee will deposit the system-restoration-charge remittances that the servicer remits to the indenture trustee for the account of BondCo into one or more segregated trust accounts and allocate the amount of those remittances to the general

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subaccount. The indenture trustee will, on a periodic basis, apply moneys in this subaccount to pay expenses of BondCo, to pay principal and interest on the system restoration bonds, and to meet the funding requirements of the other subaccounts. The funds in the general subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal and interest on the system restoration bonds and all other components of the periodic payment requirement (PPR) (as defined in finding of fact number 87), and otherwise in accordance with the terms of the indenture.
b.The Capital Subaccount
72.When a series of system restoration bonds is issued, Entergy Texas will make a capital contribution to BondCo for that series, which BondCo will deposit into the capital subaccount. The amount of the capital contribution is expected to be not less than 0.5% of the original principal amount of each series of system restoration bonds, although the actual amount will depend on tax and rating agency requirements. The capital subaccount will serve as collateral to ensure timely payment of principal and interest on the system restoration bonds and all other components of the PPR. Any funds drawn from the capital account to pay these amounts due to a shortfall in the system-restoration-charge remittances will be replenished through future system-restoration-charge remittances. The funds in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including investment earnings) will be used by the indenture trustee to pay principal and interest on the system restoration bonds and all other components of the PPR. If Entergy Texas is required to make a capital contribution in excess of 0.5% of the original principal amount of any series of bonds, Entergy Texas will be authorized to receive an aggregate amount equal to the sum of the (i) actual amounts earned by the trustee from investment of the capital contribution (up to 0.5% of the original principal amount of such series) and (ii) an annual return at the authorized pre-tax return on equity established in Entergy Texas’s most recent base-rate case on the remainder of the capital contribution for such series. The required revenue, if any, to provide the annual return at the pre-tax equity return established in Entergy Texas’s most recent base-rate case is an ongoing qualified cost. Upon payment

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of the principal amount of all system restoration bonds and the discharge of all obligations that may be paid by use of system restoration charges, all amounts in the capital subaccount, including any investment earnings, will be released to BondCo for payment to Entergy Texas. Investment earnings in this subaccount may be released earlier in accordance with the indenture.
73.The capital contribution to BondCo should be funded by Entergy Texas. To ensure that ratepayers receive the appropriate benefit from the securitization approved in this Order, the proceeds from the sale of the system restoration bonds should not be applied towards this capital contribution. Because Entergy Texas funds the capital subaccount, Entergy Texas should receive the investment earnings earned through the indenture trustee’s investment of that capital from time to time and should receive return of that capital after all system restoration bonds have been paid.
c.The Excess Funds Subaccount
74.The excess funds subaccount will hold any system-restoration-charge remittances and investment earnings on the collection account (other than earnings attributable to the capital subaccount and released under the terms of the indenture) in excess of the amounts needed to pay current principal and interest on the system restoration bonds and to pay other PPRs (including, but not limited to, replenishing the capital subaccount). Any balance in or allocated to the excess funds subaccount on a true-up adjustment date will be subtracted from the periodic billing requirement (PBR) (as defined in finding of fact number 88) for purposes of the true-up adjustment. The money in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such money (including investment earnings thereon) will be used by the indenture trustee to pay principal and interest on the system restoration bonds and other PPRs.
d.Other Subaccounts
75.Other credit enhancements in the form of subaccounts may be utilized for the transaction provided that the Commission’s designated representative and Entergy Texas agree in advance that such enhancements provide benefits greater than their tangible and intangible costs.

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8.General Provisions
76.The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the system restoration bonds and all other components of the PPR. If the amount of system restoration charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the system restoration bonds and to make payment on all of the other components of the PPR, the excess funds subaccount and the capital subaccount will be drawn down, in that order, to make those payments. Any deficiency in the capital subaccount due to such withdrawals must be replenished to the capital subaccount on a periodic basis through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources (i.e., amounts received from REPs), or to be used for specified purposes. Such accounts will be administered and utilized as set forth in the servicing agreement and the indenture. Upon the maturity of the system restoration bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account, other than amounts that were in the capital subaccount, will be released to BondCo and equivalent amounts will be credited by Entergy Texas to customers in accordance with PURA § 39.262(g).
77.The use of a collection account and its subaccounts in the manner proposed by Entergy Texas is reasonable, will lower risks associated with the securitization and thus lower the costs to ratepayers, and should, therefore, be approved.
9.System Restoration Charges—Imposition and Collection, Nonbypassability, and Self-Generation
78.Entergy Texas seeks authorization to impose on and collect from its retail customers, and when and if Entergy Texas’s service territory becomes subject to retail competition, from REPs and from other entities which are authorized to bill, pay, or collect system restoration charges within Entergy Texas’s service territory, in the manner provided under this Order or the tariffs approved in this Order, system restoration charges in an amount sufficient to provide for the timely recovery of its qualified costs approved in this Order (including payment of principal and interest on the system restoration bonds and ongoing costs related to the system restoration bonds).

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79.System restoration charges may be separately identified on bills presented to retail customers, or if applicable, REPs and other entities obligated to pay or collect system restoration charges.
80.If such charges are not separately identified, customers will be notified at least annually that the transition property is owned by BondCo and not Entergy Texas.
81.Prior to the date when retail competition is introduced into Entergy Texas’s service area, if any retail customer does not pay the full amount of any bill to Entergy Texas, the amount paid by the customer will be applied in the following order of priority: first, to any amounts due with respect to customer deposits; second, to all electric service charges of Entergy Texas and to all system restoration charges on the bill, pari passu, based on the total amount billed; and third, to tax and charges billed to the customer. If there is more than one owner of transition property, or if the sole owner of transition property (or pledgee or pledgees) has issued multiple series of bonds, such partial collections representing system restoration charges must be allocated among such owners (or pledgee or pledgees), and among such series of system restoration bonds, pro-rata based on the amounts billed with respect to each series of system restoration bonds, provided that late fees and charges may be allocated to the servicer as provided in the tariff. If Entergy Texas’s service area becomes subject to retail competition and if a REP or other entity does not pay the full amount it has been billed, the amount paid by the REP or such other entity will first be apportioned between the system restoration charges and other fees and charges (including amounts billed and due in respect of transition charges or system restoration charges associated with transition bonds or system restoration bonds issued under other past or future financing orders), other than late fees, and second, any remaining portion of the payment will be allocated to late fees. The amount allocated to system restoration charges must be further allocated in the same manner as the second preceding sentence. This allocation will facilitate a proper balance between the competing claims to this source of revenue in an equitable manner.
82.The system restoration bonds may have a scheduled final payment not to exceed 14 years. However, amounts may still need to be recovered after the expiration of the scheduled final payment date. Entergy Texas proposed that the system restoration charges related to

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a series of system restoration bonds will be recovered over a period of not more than 15 years from the date of issuance of that series of the system restoration bonds but that amounts due at or before the end of that period for system restoration charges allocable to the 15-year period may be collected after the conclusion of the 15-year period.
83.PURA § 39.303(b) prohibits the recovery of system restoration charges for a period of time that exceeds 15 years. System restoration charges related to a series of system restoration bonds may not be collected for periods after 15 years from the date of issuance of that series of bonds. This restriction does not, however, prevent the collection of amounts due at the end of such 15-year period for system restoration charges allocable to such 15-year period.
84.Entergy Texas, acting as servicer, and any subsequent servicer, will collect system restoration charges from all retail customers, or, if applicable, REPs serving retail customers, located within Entergy Texas’s certificated service area as it existed on the date this Order is issued and from other entities that are required to bill, pay, or collect system restoration charges under this Order or the tariffs approved hereby. A retail customer within such area may not avoid system restoration charges by switching to another electric utility, electric cooperative, or municipally owned utility after the date this Order is issued. PURA requires that any customers in a multiply certificated service area will still be responsible for paying system restoration charges if they choose to switch to a different service provider on or after the date this Order is issued.58
85.A retail customer may not avoid the payment of system restoration charges by switching to new on-site generation. New on-site generation means electric generation capacity greater than 10 megawatts capable of being lawfully delivered to a site without use of utility distribution or transmission facilities and which was not, on or before the date this Order is issued, either (a) a fully operational facility, or (b) a project supported by substantially complete filings for all necessary site-specific environmental permits under the rules of the Texas Commission on Environmental Quality.59 If a customer commences taking energy from new on-site generation that materially reduces the customer’s use of energy delivered through Entergy Texas’s facilities, the customer will
58 See PURA §§ 39.252(c), 39.306, and 36.404.
59 See PURA §§ 36.404, 39.252(b)(1), and 39.262(k).

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pay an amount each month computed by multiplying the output of the on-site generation utilized to meet the internal electrical requirements of the customer by the applicable system restoration charges in effect for that month.60 Any reduction equivalent to more than 12.5% of the customer’s annual average use of energy delivered through Entergy Texas’s facilities will be considered material for this purpose. Payments of the system restoration charges owed by such ratepayers will be made to the servicer and will be collected in addition to any other charges applicable to services provided to the customer through Entergy Texas’s facilities and any other competition system restoration charges applicable to self-generation.61
86.Entergy Texas’s proposal related to imposition and collection of system restoration charges is reasonable and is necessary to ensure collection of system restoration charges sufficient to support recovery of the qualified costs approved in this Order and should be approved. It is reasonable to approve the form of Entergy Texas’s schedule SRC-2 found in appendix B to this Order and require that these tariff provisions be filed before any system restoration bonds are issued under this Order.
10.Allocation of Qualified Costs Among Customers
87.The PPR is the required periodic payment for a given period (e.g., annually, semiannually, or quarterly) due under the system restoration bonds. Each PPR includes the following: (a) the principal amortization of the system restoration bonds in accordance with the expected amortization schedule (including deficiencies of previously scheduled principal for any reason); (b) periodic interest on the system restoration bonds (including any accrued and unpaid interest); and (c) ongoing qualified costs consisting of the servicing fee, rating agencies’ fees, trustee fees, legal and accounting fees, other ongoing fees and expenses, and the costs, if any, of maintaining any credit enhancement. The initial PPR for the system restoration bonds issued under this Order should be updated in the issuance advice letter.
88.The PBR represents the aggregate dollar amount of system restoration charges that must be billed during a given period (e.g., annually, semiannually, or quarterly) so that the system-restoration-charge collections will be sufficient to meet the sum of all PPRs for
60 See PURA §§ 36.404 and 39.252(b)(2).
61 Id.

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that period, given (a) forecast usage data for the period, (b) forecast uncollectibles for the period, and (c) forecast lags in collection of billed system restoration charges for the period.
89.The system restoration costs which will be recovered through the system restoration charges authorized by this Order are allocated among the customer classes using the allocation factors and rate-design methodology approved in Docket No. 51997.
90.The Commission adopts the allocation factors and rate-design methodology approved in Docket No. 51997.
11.True-Up of System Restoration Charges
91.Under PURA § 39.307, the servicer of the system restoration bonds will make annual adjustments to the system restoration charges to:
(a)    correct any undercollections or overcollections, including without limitation any caused by REP defaults, during the preceding 12 months; and
(b)    ensure the billing of system restoration charges necessary to generate the collection of amounts sufficient to timely provide all scheduled payments of principal and interest (or deposits to sinking funds in respect of principal and interest) and any other amounts due in connection with the system restoration bonds (including ongoing fees and expenses and amounts required to be deposited in or allocated to any collection account or subaccount, trustee indemnities, payments due in connection with any expenses incurred by the indenture trustee or the servicer to enforce bondholder rights and all other payments that may be required under the waterfall of payments set forth in the indenture) during the period for which such adjusted system restoration charges are to be in effect.
With respect to any series of system restoration bonds, the servicer will make true-up adjustment filings with the Commission at least annually, within 45 days of the anniversary of the date of the original issuance of the system restoration bonds of that series. The Commission will have 15 days after the date of the true-up filing in which to confirm the accuracy of the servicer’s adjustment.
92.True-up filings will be based on the cumulative differences, regardless of the reason, between the PPR (including scheduled principal and interest payments on the system

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restoration bonds) and the amount of system-restoration-charge remittances to the indenture trustee. True-up procedures are necessary to ensure full recovery of amounts sufficient to meet the PPR over the expected life of the system restoration bonds. To assure adequate system-restoration-charge revenues to fund the PPR and to avoid large overcollections and undercollections over time, the servicer will reconcile the system restoration charges using Entergy Texas’s most recent forecast of electricity deliveries (i.e., forecasted billing units) and estimates of transaction-related expenses. The calculation of the system restoration charges will also reflect both a projection of uncollectible system restoration charges and a projection of payment lags between the billing and collection of system restoration charges based on Entergy Texas’s and the REPs’ most recent experience regarding collection of system restoration charges.
93.The servicer will make true-up adjustments in the following manner, known as the standard true-up procedure:
(a)    allocate the upcoming period’s PBR based on the allocation factors and rate-design methodology approved in this Order;
(b)    calculate undercollections or overcollections, including without limitation any caused by REP defaults, from the preceding period in each class by subtracting the previous period’s system-restoration-charge revenues collected from each class from the PBR determined for that class for the same period;
(c)    sum the amounts allocated to each customer class in steps (a) and (b) to determine an adjusted PBR for each system-restoration-charge customer class; and
(d)    divide the amount assigned to each customer class in step (c) above by the appropriate forecasted billing units to determine the system-restoration-charge rate by class for the upcoming period.
12.Interim True-Up
94.In addition to these annual true-up adjustments, true-up adjustments may be made by the servicer more frequently at any time during the term of the system restoration bonds to correct any undercollection or overcollection, as provided for in this Order, in order to assure timely payment of system restoration bonds based on rating agency and bondholder considerations. Further, the servicer must make a mandatory interim true-up

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adjustment semi-annually (or quarterly after the final scheduled payment date of the last tranche of the system restoration bonds):
(a)    if the servicer forecasts that system-restoration-charge collections will be insufficient to make all scheduled payments of principal, interest, and other amounts in respect of the system restoration bonds on a timely basis during the current or next succeeding payment period; or
(b)    to replenish any draws upon the capital subaccount.
95.In the event an interim true-up (whether mandatory or optional) is necessary, the interim true-up adjustment must use the methodology utilized in the most recent annual true-up and be filed not less than 15 days before the first billing cycle of the month in which the revised system restoration charges will be in effect. In no event will mandatory interim true-up adjustments occur more frequently than every six months if semi-annual system restoration bond payments are required, or every three months if quarterly system restoration bond payments are required, provided, however, that mandatory interim true-up adjustments after the final scheduled payment date of the last tranche of the system restoration bonds must occur quarterly.
13.Non-Standard True-Up
96.In accordance with the procedure set forth in finding of fact 98, a non-standard true-up procedure will be implemented as the annual true-up adjustment if the forecasted billing units for one or more of the system-restoration-charge customer classes (with the exception of standby and maintenance service, which charges are based on actual billing units) for an upcoming period decreases by more than 10% compared to the billing units approved in this Order (known as the threshold billing units), shown in appendix E to this Order.
97.In conducting the non-standard true-up the servicer will:
(a)    allocate the upcoming period’s PBR based on the allocation factors and rate-design methodology approved in this Order;
(b)    calculate undercollections or overcollections, including without limitation any caused by REP defaults, from the preceding period in each class by subtracting

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the previous period’s system-restoration-charge revenues collected from each class from the PBR determined for that class for the same period;
(c)    sum the amounts allocated to each customer class in steps (a) and (b) to determine an adjusted PBR for each system-restoration-charge customer class;
(d)    divide the PBR for each customer class by the maximum of the forecasted billing units or the threshold billing units for that class, to determine the threshold rate;
(e)    multiply the threshold rate by the forecasted billing units for each class to determine the expected collections under the threshold rate;
(f)    allocate the difference in the adjusted PBR and the expected collections calculated in step (e) among the system-restoration-charge customer classes using the allocation factors approved in this Order;
(g)    add the amount allocated to each class in step (f) above to the expected collection amount by class calculated in step (e) above to determine the final PBR for each class; and
(h)    divide the final PBR for each class by the forecasted billing units to determine the system-restoration-charge rate by class for the upcoming period.
98.A proceeding for the purpose of approving a non-standard true-up should be conducted in the following manner:
(a)    The servicer will make a non-standard true-up filing with the Commission at least 90 days before the date of the proposed true-up adjustment. The filing will contain the proposed changes to the system-restoration-charge-rates, justification for such changes as necessary to specifically address the cause(s) of the proposed non-standard true-up, and a statement of the proposed effective date.
(b)    Concurrently with the filing of the non-standard true-up with the Commission, the servicer will notify all parties in this docket of the filing of the proposal for a non-standard true-up.
(c)    The servicer will issue appropriate notice and the Commission will conduct a contested-case proceeding on the non-standard true-up proposal under PURA § 39.003.
The scope of the proceeding will be limited to determining whether the proposed adjustment complies with this Order. The Commission will issue a final order by the

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proposed true-up adjustment date stated in the non-standard true-up filing. In the event that the Commission cannot issue an order by that date, the servicer will be permitted to implement its proposed changes. Any modifications subsequently ordered by the Commission will be made by the servicer in the next true-up filing.
14.Additional True-Up Provisions
99.The true-up adjustment filing will set forth the servicer’s calculation of the true-up adjustment to the system restoration charges. As provided in schedule SRC-2, except for the non-standard true-up in findings of fact 96 through 98, the Commission will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment. As provided in schedule SRC-2, except for the nonstandard true-up adjustment described above, any true-up adjustment filed with the Commission should be effective on its proposed effective date, which must be not less than 15 days after filing. Any necessary corrections to the true-up adjustment, due to mathematical errors in the calculation of such adjustment or otherwise, will be made in future true-up adjustment filings.
100.The true-up procedures contained in schedule SRC-2 are reasonable and will reduce risks related to the system restoration bonds, resulting in lower system-restoration-bond charges and greater benefits to ratepayers and should be approved.
101.The broad-based nature of the true-up mechanism and the pledge of the State of Texas embodied in PURA § 39.310, along with the bankruptcy remoteness of BondCo and the collection account, will serve to minimize credit risk associated with the system restoration bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest obligations when due).
15.Designated Representative
102.To ensure, as required by PURA § 39.301, that the structuring and pricing of the system restoration bonds result in the lowest system-restoration-bond charges consistent with market conditions and the terms of this Order, the Commission finds that it is necessary for the Commission or its designated representative to have a decision-making role co-equal with Entergy Texas with respect to the structuring and pricing of the system restoration bonds and that all matters related to the structuring and pricing of the system

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restoration bonds must be determined through a joint decision of Entergy Texas and the Commission or its designated representative. The Commission’s primary goal is to ensure that the structuring and pricing of the system restoration bonds result in the lowest system-restoration-bond charges consistent with market conditions and the terms of this Order.
103.The Commission or its designated representative must have an opportunity to participate fully and in advance in all plans and decisions relating to the structuring, marketing, and pricing of the system restoration bonds and must be provided timely information as necessary to allow it to participate in a timely manner (including, but not limited to, information prepared for the benefit of rating agencies and information prepared for use in marketing the system restoration bonds to investors).
104.The Commission or its designated representative may require a certificate from the bookrunning underwriter (or underwriters) confirming that the structuring, marketing, and pricing of the system restoration bonds resulted in the lowest system-restoration-bond charges consistent with market conditions, the marketing plan, and the terms of this Order.
105.Entergy Texas stated that it expected the following transaction documents to be executed in connection with each series of system restoration bonds issued under this Order and that it expected the form of each document to be consistent in all material respects with those used in its last securitization: administration agreement, indenture, limited liability company agreement, transition property servicing agreement, and transition property purchase and sale agreement. The Commission’s designated representative must be afforded an opportunity to review and comment on these documents before they are finalized, and the final versions must be consistent with this Order.
16.Lowest System-Restoration-Bond Charges
106.Entergy Texas has proposed a transaction structure that is expected to include (but is not limited to) the following:
(a)    the use of BondCo as issuer of the system restoration bonds, limiting the risks to system restoration bond holders of any adverse impact resulting from a bankruptcy proceeding of its parent or any affiliate;

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(b)    the right to impose and collect system restoration charges that are nonbypassable and which must be trued-up at least annually, but may be trued-up more frequently under certain circumstances, to assure the timely payment of the debt service and other ongoing qualified costs;
(c)    additional collateral in the form of a collection account that includes a capital subaccount funded in cash in an amount equal to not less than 0.5% of the original principal amount of the system restoration bonds and other subaccounts resulting in greater certainty of payment of interest and principal to investors and that are consistent with the IRS requirements that must be met to receive the desired federal income tax treatment for the system restoration bond transaction;
(d)    protection of system restoration bondholders against potential defaults by a servicer or REPs that are responsible for billing and collecting the system restoration charges from existing or future retail customers;
(e)    benefits for federal income tax purposes including the following: (i) the transfer of the rights under this Order to BondCo not resulting in gross income to Entergy Texas and the future revenues under the system restoration charges being included in Entergy Texas’s gross income under its usual method of accounting, (ii) the issuance of the system restoration bonds and the transfer of the proceeds of the system restoration bonds to Entergy Texas not resulting in gross income to Entergy Texas, and (iii) the system restoration bonds constituting obligations of Entergy Texas;
(f)    the system restoration bonds will be marketed using proven underwriting and marketing processes, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the system restoration bonds;
(g)    furnishing timely information to the Commission’s designated representative to allow the Commission through the issuance advice letter process to ensure that the structuring and pricing of the system restoration bonds result in the lowest

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system-restoration-bond charges consistent with market conditions and the terms of this Order; and
(h)    the use of hedging agreements to mitigate the risk of future rate increases if Entergy Texas and the Commission’s designated representative jointly determine that it is prudent to enter into these types of agreements.
107.Entergy Texas’s proposed transaction structure is necessary to enable the system restoration bonds to obtain the highest possible bond credit rating, ensures that the structuring and pricing of the system restoration bonds will result in the lowest system-restoration-bond charges consistent with market conditions and the terms of this Order, ensures the greatest benefit to ratepayers consistent with market conditions and the terms of this Order, and protects the competitiveness of the retail electric market.
108.To ensure that ratepayers receive the tangible and quantifiable economic benefits due from the proposed securitization and so that the proposed system-restoration-bond transaction will be in accordance with the standards set forth in PURA §§ 36.401, 36.403, 39.301, and 39.303, it is necessary that (a) the issuance advice letter demonstrates that the transaction is expected to provide benefits to customers on both the total-revenue (i.e., nominal) and present-value bases compared to collection of the securitized balance through conventional financing; (b) the scheduled final payment of the last tranche of system restoration bonds will not exceed 14 years (although the legal final maturity of the system restoration bonds may extend to 15 years), (c) the amortization of the system restoration bonds is structured to be in accordance with findings of fact 68 and 69, and (d) Entergy Texas otherwise satisfies the requirements of this Order.
109.To allow the Commission to fulfill its obligations under PURA related to the securitization approved in this Order, it is necessary for Entergy Texas, for each series of system restoration bonds issued, to certify to the Commission that the structure and pricing of that series results in the lowest system-restoration-bond charges consistent with market conditions at the time that the system restoration bonds are priced and the terms (including the specified amortization pattern) of this Order and, if additional credit enhancements or arrangements to enhance marketability were used, to certify that they

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are expected to provide benefits in excess of their cost as required by finding of fact numbers 40 through 43 of this Order.
D.Use of Proceeds
110.Upon the issuance of system restoration bonds, BondCo will use the net proceeds from the sale of the system restoration bonds (after payment of up-front qualified costs) to pay to Entergy Texas the purchase price of the transition property. The proceeds from the sale of the transition property will be applied by Entergy Texas to reduce its recoverable system restoration costs. The proposed accounting entries will result in removal of the regulatory asset representing the portion of recoverable system restoration costs from Entergy Texas’s balance sheet. Thereafter, bond proceeds will be used to refinance or retire debt or equity, or to fund capital expenditures to support utility operations and services. The specific application of the proceeds will be determined by market conditions and Entergy Texas’s expected future expenditures at the time the proceeds are received.
E.Informal Disposition
111.More than 15 days have passed since the completion of notice provided in this docket.
112.Cities, OPUC, TIEC, and Commission Staff are the only parties to this proceeding.
113.No party requested a hearing, and no hearing is needed.
114.Commission Staff recommended approval of the application.
115.This decision is not adverse to any party.
IV.Conclusions of Law
The Commission makes the following conclusions of law.
1.Entergy Texas is a public utility as the term is defined in PURA § 11.004 and an electric utility as the term is defined in PURA § 31.002(6).
2.Entergy Texas is entitled to file an application for a financing order under PURA § 36.401.
3.The Commission has jurisdiction and authority over Entergy Texas’s application under PURA §§ 14.001, 32.001, 36.401–.406 and 39.303.

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4.The Commission has authority to approve this Order under PURA chapter 36, subchapter I and chapter 39, subchapter G.
5.Notice of Entergy Texas’s application was provided in compliance with the Administrative Procedure Act62 and 16 TAC §§ 22.54 and 22.55.
6.This application does not constitute a major rate proceeding as defined by 16 TAC § 22.2.
7.PURA chapter 36, subchapter I allows an electric utility to securitize its system restoration costs as determined in separate proceedings under that subchapter.
8.BondCo will be an assignee as defined in PURA § 39.302(1) when an interest in the transition property created under this Order is transferred, other than as security, to BondCo.
9.The holders of the system restoration bonds and the indenture trustee will each be a financing party as defined in PURA § 39.302(3).
10.BondCo may issue system restoration bonds in accordance with this Order.
11.The securitization approved in this Order results in the removal of the regulatory asset representing the system restoration costs from Entergy Texas’s balance sheet satisfies the requirement of PURA § 36.401(a) dictating that the proceeds of the system restoration bonds must be used solely for the purposes of reducing the amount of recoverable system restoration costs, including the refinancing or retirement of utility debt or equity.
12.The securitization approved in this Order satisfies the requirement of PURA § 36.401(b)(2), mandating that the securitization provides tangible and quantifiable benefits to ratepayers greater than would have been achieved absent the issuance of system restoration bonds. Consistent with fundamental financial principles, this requirement in PURA § 36.401 can only be determined using an economic analysis to account for the time value of money. An analysis that compares in the aggregate over the expected life of the system restoration bonds, the present value of the revenue requirement associated with use of a customer surcharge (which is the alternative recovery method permitted under PURA to recover system restoration costs and reflects conventional utility financing) with the present value of the revenue required under
62 Tex. Gov’t Code §§ 2001.001–.903.

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securitization is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to ratepayers.
13.PURA § 36.402(b) specifies that system restoration costs include carrying costs at the utility’s weighted-average cost of capital as last approved by the Commission in a general rate proceeding from the date the system restoration costs were incurred until they are recovered. As a result, for purposes of the present value, nominal revenue, and other financial tests, it is necessary to compute the revenue requirements associated with non-securitized rates reflecting conventional utility financing using a weighted-average cost of capital of 9.03%, which is the weighted-average cost of capital last approved in an Entergy Texas general rate proceeding.
14.BondCo’s issuance of the system restoration bonds approved in this Order in compliance with the criteria established by this Order satisfies the requirement of PURA § 39.301 prescribing that the structuring and pricing of the system restoration bonds will result in the lowest system restoration charges consistent with market conditions and the terms of this Order.
15.The amount approved in this Order for securitization does not exceed the present value of the revenue requirement over the life of the system restoration bonds approved in this Order that are associated with the costs sought to be securitized, as required by PURA § 39.301.
16.The securitization approved in this Order satisfies the requirements of PURA § 39.303(a) directing that the total amount of revenues to be collected under this Order be less than the revenue requirement that would be recovered using conventional financing methods and that this Order be in accordance with the standards of PURA § 39.301.
17.Under PURA §§ 36.401, 36.403, 39.301, and 39.303, the Commission has the ability to prohibit different financial options relating to the system restoration bonds if the evidence supports the finding that the financial option will not or is unlikely to result in the lowest system restoration charges consistent with market conditions. This Order adequately details the amount to be recovered and the period over which Entergy Texas will be permitted to recover nonbypassable system restoration charges in accordance with the

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requirements of PURA §§ 36.403 and 36.404. System restoration charges related to a series of system restoration bonds may not be collected after 15 years from the date of issuance of that series of bonds. This provision does not preclude the servicer from recovering system restoration charges attributable to service rendered during the 15-year period but remaining unpaid at the end of the 15-year period.
18.The method approved in this Order for collecting and allocating the system restoration charges satisfies the requirements of PURA § 36.403(g).
19.As provided in PURA § 39.303(d), this Order, together with the system restoration charges authorized by this Order, is irrevocable and not subject to reduction, impairment, or adjustment by further act of the Commission, except for the true-up procedures approved in this Order, as required by PURA § 39.307, provided, however, that such irrevocability must not preclude the Commission from extending the deadline for issuance of system restoration bonds if requested to do so by Entergy Texas.
20.As provided in PURA § 39.304(a), the rights and interests of Entergy Texas or its successor under this Order, including the right to impose, collect, and receive the system restoration charges authorized in this Order, are assignable and must become transition property when they are first transferred to BondCo.
21.The rights, interests, and property conveyed to BondCo in the transition property purchase and sale agreement and the related bill of sale, including the irrevocable right to impose, collect, and receive system restoration charges and the revenues and collections from system restoration charges are transition property within the meaning of PURA §§ 39.302(8) and 39.304.
22.Transition property will constitute a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of the system restoration charges depend on further acts by Entergy Texas or others that have not yet occurred, as provided by PURA § 39.304(b).
23.All revenues and collections resulting from the system restoration charges will constitute proceeds only of the transition property arising from this Order, as provided by PURA § 39.304(c).

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24.Upon the transfer by Entergy Texas of transition property to a BondCo, the BondCo will have all of the rights, title, and interest of Entergy Texas with respect to such transition property including the right to impose, collect, and receive the system restoration charges authorized by the Order.
25.The system restoration bonds issued under this Order will be system restoration bonds within the meaning of PURA §§ 36.403(e) and 39.302(6), and the system restoration bonds and holders thereof are entitled to all of the protections provided under chapter 36, subchapter I and chapter 39, subchapter G of PURA.
26.Amounts that are required to be paid to the servicer as system restoration charges under this Order or the tariffs approved hereby are transition charges as defined in PURA §§ 36.403(f) and 39.302(7), and the amounts collected from retail customers with respect to such system restoration charges are transition charges as defined in PURA §§ 36.403(f) and 39.302(7), whether or not such charges are set out as a separate line item on the retail customer’s bill.
27.Any payment of system restoration charges by a retail consumer to Entergy Texas, as servicer, or if applicable, to its REP, or to another entity responsible for collecting system restoration charges from retail consumers under this Order or the tariffs approved hereunder, will discharge the retail consumer’s obligations in respect of that payment, but in the case of a REP or an entity (other than Entergy Texas), any such payment will not discharge the obligations of any REP or other entity responsible for collecting system restoration charges from retail customers under this Order to remit such payments to the servicer of the system restoration bonds on behalf of the BondCo or an assignee or its obligations to pay amounts determined through subsequent true-up adjustments.
28.As provided in PURA § 39.305, the interests of an assignee, the holders of system restoration bonds, and the indenture trustee in transition property and in the revenues and collections arising from that property are not subject to setoff, counterclaim, surcharge, or defense by Entergy Texas or any other person or in connection with the bankruptcy of Entergy Texas or any other entity.

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29.The methodology approved in this Order to true up the system restoration charges satisfies the requirements of PURA §§ 36.401 and 39.307.
30.If and when Entergy Texas transfers to BondCo the right to impose, collect, and receive the system restoration charges and to issue the system restoration bonds, the servicer will be able to recover the system restoration charges associated with such transition property only for the benefit of BondCo and the holders of the system restoration bonds in accordance with the servicing agreement.
31.If and when Entergy Texas transfers its rights under this Order to BondCo under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of PURA § 39.308, then, in accordance with that statutory provision, that transfer will be a true sale of an interest in transition property and not a secured transaction or other financing arrangement and title, legal and equitable, to the transition property will pass to BondCo. As provided by PURA § 39.308, this true sale must apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including the seller’s retention of an equity interest in the transition property, Entergy Texas’s role as the collector of system restoration charges relating to the transition property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.
32.As provided in PURA § 39.309(b), a valid and enforceable lien and security interest in the transition property in favor of the holders of the system restoration bonds or a trustee on their behalf will be created by this Order and the execution and delivery of a security agreement with the holders of the system restoration bonds or a trustee on their behalf in connection with the issuance of the system restoration bonds. The lien and security interest will attach automatically from the time that value is received for the system restoration bonds and, on perfection through the filing of notice with the secretary of state in accordance with the rules prescribed by the secretary of state under PURA § 39.309(d), will be a continuously perfected lien and security interest in the transition property, and all proceeds of the transition property, whether accrued or not, will have priority in the order of filing and will take precedence over any subsequent judicial or other lien creditor.

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33.As provided in PURA § 39.309(c), the transfer of an interest in transition property to an assignee will be perfected against all third parties, including subsequent judicial or other lien creditors, when this Order becomes effective, transfer documents have been delivered to that assignee, and a notice of that transfer has been filed in accordance with the rules prescribed by the secretary of state under PURA § 39.309(d), provided, however, that if notice of the transfer has not been filed in accordance with this process within 10 days after the delivery of transfer documentation, the transfer of the interest will not be perfected against third parties until the notice is filed. The transfer to BondCo of Entergy Texas’s rights under this Order will be a transfer of an interest in transition property for purposes of PURA § 39.309(c).
34.As provided in PURA § 39.309(e), the priority of a lien and security interest perfected in accordance with PURA § 39.309 will not be impaired by any later change in the system restoration charges under PURA § 39.307 or by the commingling of funds arising from system restoration charges with other funds, and any other security interest that may apply to those funds will be terminated when they are transferred to a segregated account for an assignee or a financing party. To the extent that system restoration charges are not collected separately from other funds owed by REPs, the amounts to be remitted to such segregated account for an assignee or a financing party may be determined according to system-wide charge-off percentages, collection curves, or such other reasonable methods of estimation as are set forth in the servicing agreement.
35.As provided in PURA § 39.309(e), if transition property is transferred to an assignee, any proceeds of the transition property will be treated as held in trust for the assignee.
36.As provided in PURA § 39.309(f), if a default or termination occurs under the system restoration bonds, the financing parties or their representatives may foreclose on or otherwise enforce their lien and security interest in the relevant transition property as if they were secured parties under Chapter 9 of the Texas Business and Commerce Code, and, upon application by or on behalf of the financing parties, the Commission may order that amounts arising from the related system restoration charges be transferred to a separate account for the financing parties’ benefit, to which their lien and security interest may apply.

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37.As provided in PURA § 39.309(f), if a default or termination occurs under the system restoration bonds, on application by or on behalf of the financing parties, a district court of Travis County, Texas, must order the sequestration and payment to those parties of revenues arising from the system restoration charges.
38.As provided by PURA § 39.310, the system restoration bonds authorized by this Order are not a debt or obligation of the State of Texas and are not a charge on its full faith and credit or taxing power.
39.Under PURA § 39.310, the State of Texas has pledged for the benefit and protection of all financing parties and Entergy Texas, that it will not take or permit any action that would impair the value of transition property, or, except as permitted by PURA § 39.307, reduce, alter, or impair the system restoration charges to be imposed, collected, and remitted to any financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the system restoration bonds have been paid and performed in full. In issuing system restoration bonds, BondCo is authorized under PURA § 39.310 and this Order to include this pledge in any documentation relating to the system restoration bonds.
40.As provided in PURA § 39.311, transactions involving the transfer and ownership of the transition property and the receipt of system restoration charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.
41.This Order will remain in full force and effect and unabated notwithstanding the bankruptcy of Entergy Texas, its successors, or assignees.
42.Entergy Texas retains sole discretion regarding whether or when to assign, sell, or otherwise transfer the rights and interests created by this Order or any interest therein, or to cause the issuance of any system restoration bonds authorized by this Order, subject to the right of the Commission, acting through its designated representative to participate in the structuring, pricing, and marketing of the system restoration bonds, and the Commission’s authority through the issuance advice letter process to find that the proposed issuance does not comply with the requirements of PURA and this Order.

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43.This Order is final, is not subject to rehearing by this Commission, and is not subject to review or appeal except as expressly provided in PURA §§ 36.405(g) and 39.303(f). The finality of this Order is not impaired in any manner by the participation of the Commission through its designated representative in any decisions related to issuance of the system restoration bonds or by the Commission’s review of or issuance of an order related to the issuance advice letter required to be filed with the Commission by this Order.
44.This Order meets the requirements for a financing order under chapter 36, subchapter I and chapter 39, subchapter G of PURA.
45.The true-up mechanism and all other obligations of the State of Texas and the Commission set forth in this Order are direct, explicit, irrevocable, and unconditional upon issuance of the system restoration bonds and are legally enforceable against the State of Texas and the Commission in accordance with Texas law.
46.The requirements for informal disposition under 16 TAC § 22.35 have been met in this proceeding.
V.Ordering Paragraphs
In accordance with these findings of fact and conclusions of law, the Commission issues the following orders:
A.Approval
1.Approval of Application. The application of Entergy Texas for the issuance of a financing order under PURA §§ 36.403 and 39.303 is approved, as provided in this Order.
2.Authority to Securitize. Entergy Texas is authorized in accordance with this Order to securitize and to cause the issuance of system restoration bonds with a principal amount equal to the sum of the securitizable balance at the time the system restoration bonds are issued plus up-front qualified costs not to exceed $3.35 million plus (a) the cost of original-issue discount, credit enhancements, and other arrangements to enhance marketability as discussed in ordering paragraphs 6 and 23, (b) rating agency fees, (c) SEC registration fees, (d) the cost of the Commission’s financial advisor and its legal

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counsel, if any, and any additional costs incurred by Entergy Texas to comply with the requests and recommendations of the Commission’s financial advisor, and (e) any costs incurred by Entergy Texas if this Order is appealed; however, no component of the capped up-front qualified costs will be subject to an individual cap. The securitizable balance as of any given date is equal to the balance of system restoration costs as determined in Docket No. 51997 plus carrying costs related to hurricanes Laura and Delta in 2020 and the 2021 winter storm Uri through the date the system restoration bonds are issued and minus all insurance proceeds, government grants, and other sources of funding that have been received by Entergy Texas that compensate Entergy Texas for the system restoration costs at the time of the application for this Order. If the actual up-front qualified costs are less than the up-front qualified costs included in the principal amount securitized, the periodic billing requirement for the first annual true-up adjustment must be reduced by the amount of such unused funds (together with interest, if any, earned from the investment of such funds). If the final up-front qualified costs are more than the up-front qualified costs included in the principal amount securitized, Entergy Texas may request recovery of the remaining up-front qualified costs in a future ratemaking proceeding, provided, however, that Entergy Texas may not request recovery of amounts that would cause the aggregate recoverable amounts for capped costs to exceed the cap on up-front qualified costs set forth in this Order.
3.Accumulated Deferred Federal Income Tax Benefit. Entergy Texas must calculate and place into effect, contemporaneous with the implementation of system restoration charges, schedule SCO-2 as described in findings of fact 28 through 31. Schedule SCO-2 must be subject to adjustment, as necessary, to accurately reflect the amount of ADFIT benefit available over the period of the rider’s existence, through a filing submitted by Entergy Texas at the same time it submits its periodic system restoration charge true-up adjustment filings. Implementation and adjustment of schedule SCO-2 must use the same allocation factors, rate-design methodology, and billing determinants as the system restoration charge implementation and true-up adjustment filings. The ADFIT benefits associated with such system restoration costs must not be applied to reduce the securitizable balance, nor may the ADFIT balance associated with such system restoration costs be used to reduce rate base in future proceedings. Schedule SCO-2 and

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the obligation to provide the ADFIT credit must not be transferred to BondCo, must not be or become transition property as defined in PURA § 39.302(8), but must be and remain a separate unsecuritized rate credit of Entergy Texas.
4.Recovery of System Restoration Charges. Entergy Texas must impose on, and the servicer must collect from all existing and future retail customers located within Entergy Texas’s service area as it exists on the date of this Order and other entities which, under the terms of this Order or the tariffs approved hereby, are required to bill, pay, or collect system restoration charges, as provided in this Order, system restoration charges in an amount sufficient to provide for the timely recovery of its aggregate qualified costs detailed in this Order (including payment of principal and interest on the system restoration bonds). If Entergy Texas’s service territory becomes subject to retail competition, REPs and other entities responsible for collecting system restoration charges from retail customers under this Order must pay the system restoration charges billed to them whether or not they collect the system restoration charges from their retail customers.
5.Provision of Information. Entergy Texas must take all necessary steps to ensure that the Commission or its designated representative is provided sufficient and timely information to allow the Commission or its designated representative to fully participate in and exercise its decision-making authority over the proposed securitization as provided in this Order.
6.Issuance Advice Letter. For each series of system restoration bonds issued, Entergy Texas must submit a draft issuance advice letter to Commission Staff for review not later than two weeks before the expected date of commencement of marketing the system restoration bonds. With the approval of the Commission’s designated representative, the actual date of the commencement of marketing may be a date other than the expected date. Within one week after receipt of the draft issuance advice letter, Commission Staff must provide Entergy Texas comments and recommendations regarding the adequacy of the information provided. Not later than the end of the first business day after the pricing of the system restoration bonds and before issuance of the system restoration bonds, Entergy Texas, in consultation with the Commission acting through its designated

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representative, must file with the Commission an issuance advice letter in substantially the form of the issuance advice letter attached as appendix A to this Order. As part of the issuance advice letter, Entergy Texas, through an officer of Entergy Texas, must provide a certification worded precisely as the statement in the form of issuance advice letter approved by the Commission. The issuance advice letter must be completed, must evidence the actual dollar amount of the initial system restoration charges and other information specific to the system restoration bonds to be issued, and must certify to the Commission that the structure and pricing of that series results in the lowest system restoration charges consistent with market conditions at the time that the system restoration bonds are priced and with the terms set out in this Order. In addition, if original-issue discount, additional credit enhancements, or arrangements to enhance marketability are used, the issuance advice letter must include certification that the original-issue discount, additional credit enhancements, or other arrangements are reasonably expected to provide benefits as required by this Order. All amounts that require computation must be computed using the mathematical formulas contained in the form of the issuance advice letter in appendix A to this Order and schedule SRC-2 approved in this Order. Electronic spreadsheets with the formulas supporting the schedules contained in the issuance advice letter must be included with such letter. The Commission’s review of the issuance advice letter must be limited to the arithmetic accuracy of the calculations and to compliance with PURA, this Order, and the specific requirements that are contained in the issuance advice letter. The initial system restoration charges and the final terms of the system restoration bonds set forth in the issuance advice letter must become effective on the date of issuance of the system restoration bonds (which must not occur before the fifth business day after pricing) unless before noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements set forth above in this ordering paragraph.
7.Approval of Tariffs. The form of schedule SRC-2 attached as appendix B to this Order and the form of schedule SCO-2 attached as appendix D to this Order are approved. Before the issuance of any system restoration bonds under this Order, Entergy Texas

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must file tariffs that conform to the form of the schedule SRC-2 tariff and the schedule SCO-2 tariff provisions attached to this Order.
B.System Restoration Charges
8.Imposition and Collection. Entergy Texas is authorized to impose on, and the servicer is authorized to collect from, all existing and future retail customers located within Entergy Texas’s service area as it existed on the date this Order is issued (and if retail competition is introduced into such service area, from REPs and other entities that, under the terms of this Order or the tariffs approved hereby are required to bill, pay, or collect system restoration charges) system restoration charges in an amount sufficient to provide for the timely recovery of the aggregate periodic payment requirements (including payment of principal and interest on the system restoration bonds), as approved in this Order.
9.BondCo’s Rights and Remedies. Upon the transfer by Entergy Texas of the transition property to BondCo, BondCo must have all the rights, title, and interest of Entergy Texas with respect to such transition property, including without limitation the right to exercise any and all rights and remedies with respect thereto, including the right to authorize disconnection of electric service and to assess and collect any amounts payable by any retail customer in respect of the transition property. If system restoration bonds are issued in more than one series, then the transition property transferred as a result of each issuance must be only those rights associated with that portion of the total amount authorized to be securitized under this Order which is securitized by such issuance. The rights to impose, collect, and receive system restoration charges along with the other rights arising under this Order as they relate to any portion of the total amount authorized to be securitized that remains unsecuritized must remain with Entergy Texas and must not become transition property until transferred to the BondCo in connection with a subsequent issuance of system restoration bonds.
10.Collector of System Restoration Charges. Entergy Texas or any subsequent servicer of the system restoration bonds must bill a consumer or other entity that, under the terms of this Order or the tariffs approved hereby, is required to bill or collect system restoration charges, for the system restoration charges attributable to that consumer.

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11.Collection Period. The system restoration charges related to a series of system restoration bonds must be designed to be collected over the scheduled life of the system restoration bonds, which may not exceed 14 years. However, to the extent that any amounts are not recovered at the end of this period, Entergy Texas may continue to recover them over a period ending not more than 15 years from the date of issuance of that series of system restoration bonds. Amounts remaining unpaid after this 15-year period may be recovered but only to the extent that the charges are attributable to system restoration charges allocable to the 15-year period.
12.Allocation. Entergy Texas must allocate the system restoration charges among customer classes and design the system-restoration charges in the manner described in this Order.
13.Nonbypassability. Entergy Texas and any other entity providing electric transmission or distribution services and any REP providing services to any retail customer within Entergy Texas’s certificated service area as it existed on the date this Order is issued are entitled to collect and must remit, in accordance with this Order, the system restoration charges from such retail customers, including certain retail consumers that switch to certain new on-site generation, and such retail consumers are required to pay such system restoration charges. The Commission will ensure that such obligations are undertaken and performed by Entergy Texas, any other entity providing electric transmission or distribution services within Entergy Texas’s certificated service area as it exists on the date this Order is issued, and any REP providing services to any retail customer within such certificated service area.
14.True-Ups. True-ups of the system restoration charges, including non-standard true-ups, must be undertaken and conducted as described in schedule SRC-2. The servicer must file the true-up adjustments in a compliance docket and must give notice of the filing to all parties in this docket. If system restoration bonds are issued in more than one series, then each series will be subject to separate true-up adjustments under PURA and this Order, provided, however, that more than one series may be trued-up in a single proceeding.
15.Ownership Notification. Any entity that bills system restoration charges to retail customers must at least annually provide written notification to each retail customer for

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which the entity bills system restoration charges that the system restoration charges are the property of BondCo and not of the entity issuing such bill.
C.System Restoration Bonds
16.Issuance. BondCo is authorized to issue bonds as specified in this Order. The ongoing qualified costs described in appendix C may be recovered directly through the system restoration charges. The system restoration bonds must be denominated in United States dollars.
17.Up-Front Qualified Costs. Entergy Texas may securitize up-front qualified costs in accordance with the terms of this Order, which provide that the total amount for up-front qualified cost must not exceed $3.35 million plus (a) the cost of original-issue discount, credit enhancements, and other arrangements to enhance marketability as discussed in ordering paragraphs 6 and 23, (b) rating agency fees, (c) SEC registration fees, (d) the cost of the Commission’s financial advisor and its legal counsel, if any, and any additional costs incurred by Entergy Texas to comply with the requests and recommendations of the Commission’s financial advisor, and (e) any costs incurred by Entergy Texas if this Order is appealed.
18.Ongoing Qualified Costs. Entergy Texas may recover its actual ongoing qualified costs through its system restoration charges, subject to the caps on the servicing fees and administrative fees (which are applicable as long as Entergy Texas serves as servicer or administrator, as applicable) set forth in finding of fact number 33 and appendix C to this Order. Ongoing qualified costs other than the servicing and administrative fees of Entergy Texas as servicer and administrator are not capped by this Order; however, the total amount included in the first-period schedule SRC-2 rates will include a $50,000 reduction as shown in appendix C. Ongoing qualified costs also include an annual return at the authorized pre-tax return on equity determined in Entergy Texas’s most recent base-rate case on the amount, if any, of invested capital in excess of 0.5% of the principal amount of each series of bonds as discussed in finding of fact number 72. The amount of ongoing qualified costs is subject to updating in the issuance advice letter to reflect a change in the size of the system restoration bond issuance, any decision to issue the bonds in more than one series and other information available at the time of submission

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of the issuance advice letter. As provided in ordering paragraph 29, a servicer other than Entergy Texas may collect a servicing fee higher than that set forth in appendix C to this Order if such higher fee is approved by the Commission and the indenture trustee.
19.Refinancing. Entergy Texas or any assignee may apply for one or more new financing orders under PURA § 39.303(g).
20.Collateral. All transition property and other collateral must be held and administered by the indenture trustee under the indenture as described in Entergy Texas’s application. BondCo must establish a collection account with the indenture trustee as described in findings of fact 70 through 76. Upon payment of the principal amount of all system restoration bonds authorized in this Order and the discharge of all obligations in respect thereof, all amounts in the collection account, including investment earnings, other than amounts in the capital subaccount, must be released by the indenture trustee to BondCo for distribution in accordance with ordering paragraph 21. Entergy Texas must notify the Commission within 30 days after the date that these funds are eligible to be released of the amount of such funds available for crediting to the benefit of ratepayers.
21.Distribution Following Repayment. Following repayment of the system restoration bonds authorized in this Order and release of the funds held by the trustee, the servicer, on behalf of BondCo, must distribute to current retail consumers (or, if applicable because of the existence of retail competition, REPs and other entities responsible for collection of system restoration charges from retail customers), the final balance of the general, excess funds, and all other subaccounts (except the capital subaccount), whether such balance is attributable to principal amounts deposited in such subaccounts or to interest thereon, remaining after all other qualified costs have been paid. The amounts must be distributed to each retail rate class (or, if applicable, REP and other entity) that paid schedule SRC-2 system restoration charges during the last 12 months that the schedule SRC-2 system restoration charges were in effect. BondCo or its successor in interest to the transition property must, to the extent the capital subaccount is not depleted below its original amount, also distribute to retail consumers (or, if applicable, REPs and other entities responsible for collection of system restoration charges from retail ratepayers) any subsequently collected system restoration charges.  The amount paid to

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each retail consumer (or, if applicable, REP or other entity) must be determined by multiplying the total amount available for distribution by a fraction, the numerator of which is the total schedule SRC-2 system restoration charges paid by the retail rate class (or, if applicable, REP or other entity) during the last 12 months schedule SRC-2 charges were in effect and the denominator of which is the total schedule SRC-2 system restoration charges paid by all retail rate classes (or, if applicable, REPs and other entities responsible for collection of system restoration charges from retail customers) during the last 12 months the schedule SRC-2 system restoration charges were in effect. The amount allocated by each class must be divided by the forecasted billing units for the month in which the refund will take place in order to arrive at a per-customer refund amount per kWh or kW, as applicable.
22.Funding of Capital Subaccount. The capital contribution by Entergy Texas to be deposited into the capital subaccount must, with respect to BondCo and series of system restoration bonds, be funded by Entergy Texas and not from the proceeds of the sale of system restoration bonds. Upon payment of the principal amount of all system restoration bonds and the discharge of all obligations in respect thereof, all amounts in the capital subaccount, including investment earnings, and any amounts required to replenish the capital subaccount to the level of Entergy Texas’s capital contribution and any unpaid authorized return on capital contributions in excess of 0.5% of the original principal amount of the system restoration bonds, if any, for a series of system restoration bonds must be released to BondCo for payment to Entergy Texas. Investment earnings in this subaccount and authorized return on capital contributions in excess of 0.5% of the original principal amount of the system restoration bonds, if any, may be released earlier in accordance with the indenture.
23.Original-Issue Discount, Credit Enhancement. Entergy Texas may provide original-issue discount or provide for various forms of credit enhancement, including letters of credit, an overcollateralization subaccount or other reserve accounts, surety bonds, and other mechanisms designed to promote the credit quality or marketability of the system restoration bonds to the extent not prohibited by this Order. The decision to use such arrangements to enhance credit or promote marketability must be made in conjunction

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with the Commission acting through its designated representative. Entergy Texas may not enter into an interest-rate swap, currency hedge, or interest-rate hedging arrangement. Entergy Texas may include the costs of credit enhancements or other arrangements to promote credit quality or marketability as qualified costs only if Entergy Texas certifies that such arrangements are reasonably expected to provide benefits greater than their cost and such certifications are agreed to by the Commission’s designated representative. Entergy Texas must not be required to enter any arrangements to promote credit quality or marketability unless all related costs and liabilities can be included in qualified costs. Entergy Texas and the Commission’s designated representative must evaluate the relative benefits of the arrangements in the same way that benefits are quantified under the quantifiable benefits test. This ordering paragraph does not apply to the collection account or its subaccounts approved in this Order.
24.Annual Weighted-Average Interest Rate of Bonds. The effective weighted-average interest rate of the system restoration bonds, excluding up-front and ongoing costs, must not exceed 6.25%.
25.Life of Bonds. The legal final maturity date of the system restoration bonds authorized by this Order will not exceed 15 years.
26.Amortization Schedule. The Commission approves the amortization schedule, and the system restoration bonds must be structured to provide a system restoration charge that is designed to produce substantially level annual debt service over the expected life of the system restoration bonds.
27.Commission Participation in Bond Issuance. The Commission, acting through its designated representative, must participate directly with Entergy Texas in negotiations regarding the structuring, pricing, and marketing and must have equal rights with Entergy Texas to approve or disapprove the proposed structuring, pricing, and marketing of the system restoration bonds. The Commission’s designated representative must have the right to participate fully and in advance regarding all aspects of the structuring, pricing, and marketing of the system restoration bonds (and all parties must be notified of the designated representative’s role) and must be provided timely information that is necessary to fulfill its obligation to the Commission. The Commission directs its

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designated representative to advise the Commission of any proposal that does not comply in any material respect with the criteria established in this Order and to promptly inform Entergy Texas and the Commission of any items that, in the designated representative’s opinion, are not reasonable. Although this Order is written in the context of an underwritten offering, nothing herein must be construed to preclude issuance of the system restoration bonds through a competitive bid offering or private placement if Entergy Texas and the Commission’s designated representative agree that Entergy Texas should do so. The Commission’s designated representative must notify Entergy Texas and the Commission no later than 12:00 p.m. central standard time on the business day after the Commission’s receipt of the issuance advice letter for each series of system restoration bonds whether the structuring, marketing, and pricing of that series of system restoration bonds complies with the criteria established in this Order.
28.Use of BondCo. Entergy Texas must use BondCo, a special purpose transition funding entity, as proposed in its application, in conjunction with the issuance of a series of system restoration bonds authorized under this Order. BondCo must be funded with an amount of capital that is sufficient for BondCo to carry out its intended functions and to avoid the possibility that Entergy Texas would have to extend funds to BondCo in a manner that could jeopardize the bankruptcy remoteness of BondCo. Entergy Texas may create more than one BondCo in which event, the rights, structure, and restrictions described in this Order with respect to BondCo would be applicable to each purchaser of transition property to the extent of the transition property sold to it and the system restoration bonds issued by it.
D.Servicing
29.Servicing Agreement. The Commission authorizes Entergy Texas to enter into the servicing agreement with BondCo and to perform the servicing duties approved in this Order. Without limiting the foregoing, in its capacity as initial servicer of the transition property, Entergy Texas is authorized to calculate, bill, and collect for the account of BondCo the system restoration charges initially authorized in this Order, as adjusted from time to time to meet the periodic payment requirements as provided in this Order, and to make such filings and take such other actions as are required or permitted by this Order in

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connection with the periodic true-ups described in this Order. The servicer must be entitled to collect servicing fees in accordance with the provisions of the servicing agreement, provided that, as set forth in appendix C, the annual servicing fee payable to Entergy Texas while it is serving as servicer (or to any other servicer affiliated with Entergy Texas) must not at any time exceed 0.10% of the initial principal amount of the system restoration bonds. The annual servicing fee payable to any other servicer not affiliated with Entergy Texas must be subject to approval by the Commission if it will exceed 0.60% of the original principal amount securitized. The revenues collected by Entergy Texas, or by any affiliate of Entergy Texas acting as either the servicer or administrator, under the servicing agreement and the administration agreement must be included as an identified revenue credit and reduce revenue requirements for the ratepayers’ benefit in any Entergy Texas base-rate proceeding. The expenses of acting as the servicer or administrator must likewise be included as a cost of service in any Entergy Texas base-rate proceeding.
30.Administration Agreement. The Commission authorizes Entergy Texas to enter into an administration agreement with each BondCo to provide the services covered by the administration agreements in Entergy Texas’s prior securitization transactions. The fee charged by Entergy Texas as administrator under that agreement must not exceed $100,000 per annum per BondCo plus reimbursable third-party costs.
31.Servicing and Administration Agreement Revenues. The servicing and administrative fees collected by Entergy Texas, or any affiliate of Entergy Texas, acting as either the servicer or the administrator under the servicing agreement or administration agreement, must be included as a revenue credit and reduce revenue requirements in each Entergy Texas base-rate case. The expenses incurred by Entergy Texas or such affiliate to perform obligations under the servicing agreement and the administration agreement must likewise be included as a cost of service in each Entergy Texas base-rate case.
32.Replacement of Entergy Texas as Servicer. Upon the occurrence of an event of default under the servicing agreement relating to the servicer’s performance of its servicing functions with respect to the system restoration charges, the financing parties may replace Entergy Texas as the servicer in accordance with the terms of the servicing agreement. If

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the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified in ordering paragraph 29, the replacement servicer must not begin providing service until (a) the date the Commission approves the appointment of such replacement servicer or (b) if the Commission does not act to either approve or disapprove the appointment, the date which is 45 days after notice of appointment of the replacement servicer is provided to the Commission. No entity may replace Entergy Texas as the servicer in any of its servicing functions with respect to the system restoration charges and the transition property authorized by this Order if the replacement would cause any of the then current credit ratings of the system restoration bonds to be suspended, withdrawn, or downgraded.
33.Amendment of Agreements. The parties to the servicing agreement, administration agreement, indenture, and transition property purchase and sale agreement may amend the terms of such agreements, provided, however, that no amendment to any such agreement may increase the ongoing qualified costs without the approval of the Commission. Any amendment that does not increase the ongoing qualified costs must be effective without prior Commission authorization. Any amendment to any such agreement that may have the effect of increasing ongoing qualified costs must be provided by BondCo to the Commission along with a statement as to the possible effect of the amendment on the ongoing qualified costs. The amendment must become effective on the later of (a) the date proposed by the parties to the amendment or (b) 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.
34.Collection Terms. The servicer must remit collections of the system restoration charges to BondCo or the indenture trustee for BondCo’s account in accordance with the terms of the servicing agreement.
35.Contract to Provide Service. To the extent that any interest in the transition property created by this Order is assigned, sold, or transferred to an assignee, Entergy Texas must enter into a contract with that assignee that requires Entergy Texas (or its successor) to continue to operate its transmission and distribution system (or if by law Entergy Texas or its successor is no longer required to own or operate both the transmission and

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distribution systems, then Entergy Texas’s distribution system) in order to provide electric services to Entergy Texas’s customers, provided, however, that this provision must not prohibit Entergy Texas from selling, assigning, or otherwise divesting its transmission and distribution systems or any part thereof so long as the entities acquiring such systems agree to continue operating the facilities to provide electric service to Entergy Texas’s customers.
36.SEC Requirements. Each REP or other entity responsible for collecting system restoration charges from retail customers must furnish to BondCo or Entergy Texas or to any successor servicer information and documents necessary to enable BondCo or Entergy Texas or any successor servicer to comply with their respective disclosure and reporting requirements, if any, with respect to the system restoration bonds under federal securities laws.
E.Retail Electric Providers
37.REP Billing and Credit Standards. The Commission approves the REP standards detailed in finding of fact 66. These proposed REP standards relate only to the billing and collection of system restoration charges authorized under this Order when and if retail competition is introduced into Entergy Texas’s service territory and do not apply to collection of any other nonbypassable charges or other charges. The standards apply to all future REPs other than REPs that have contracted with Entergy Texas to have Entergy Texas bill and collect system restoration charges from retail customers. REPs may contract with parties other than Entergy Texas to bill and collect system restoration charges from retail customers, but such REPs must remain subject to these standards. Upon adoption of any amendment to the rules governing REP standards as set out in 16 TAC § 25.108, Commission Staff must initiate a proceeding to investigate the need to modify the standards adopted in this Order to conform to that rule and to address whether each of the rating agencies that have rated the system restoration bonds will determine that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the system restoration bonds. Modifications to the REP standards adopted in this Order may not be implemented absent prior written confirmation (or deemed inapplicability of such confirmation requirement) from each of the rating agencies that

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have rated the system restoration bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the system restoration bonds. The servicer of the system restoration bonds must also comply with the provisions of the REP standards adopted by this Order that are applicable to the servicer.
38.System-Restoration-Charge Remittance Procedures. If Entergy Texas’s service territory becomes subject to retail competition, system restoration charges must be billed and collected in accordance with the REP standards adopted by this Order. REPs must be subject to penalties as provided in these standards. A REP must not be obligated to pay the overdue system restoration charges of another REP whose customers it agrees to serve.
39.Remedies Upon REP Default. A servicer of system restoration bonds must have the remedies provided in the REP standards adopted by this Order. If a REP that is in default fails to immediately select and implement one of the options provided in the REP standards or, after making its selection, fails to adequately meet its responsibilities under the selected option, then subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy, the servicer must immediately cause the POLR or a qualified REP to assume the responsibility for the billing and collection of system restoration charges in the manner and for the time provided in the REP standards.
40.Billing by POLRs. Every POLR appointed by the Commission must comply with the minimum credit rating or deposit or credit support requirements described in the REP standards in addition to any other standard that may be adopted by the Commission. If the POLR defaults or is not eligible to provide billing and collection services, the servicer must immediately assume responsibility for billing and collection of system restoration charges and continue to meet this obligation until a new POLR can be named by the Commission or the customer requests the services of a REP in good standing. Retail customers may never be directly re-billed by the successor REP, the POLR, or the servicer for any amount of system restoration charges the retail customers have previously paid to their REP.

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41.Disputes. Disputes between a REP and a servicer regarding any amount of billed system restoration charges must be resolved in the manner provided by the REP standards adopted by this Order.
42.Metering Data. If the servicer is providing metering services to a REP’s retail customers, then metering data must be provided to the REP at the same time as the billing. If the servicer is not providing metering services, the entity providing metering services must comply with Commission rules and ensure that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and this Order.
43.Charge-Off Allowance. The REP may retain an allowance for charge-offs from its payments to the servicer as provided in the REP standards adopted by this Order.
44.Service Termination. In the event that the servicer is billing consumers for system restoration charges, the servicer must have the right to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer under applicable Commission rules. In the event that a REP or the POLR is billing consumers for system restoration charges, the REP or POLR must have the right to transfer the consumer to the POLR or to another certified REP or to direct the servicer to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer to the extent permitted by and in accordance with terms and limitations of the applicable Commission rules.
F.Structure of the Securitization
45.Structure. Entergy Texas must structure the securitization as proposed in Entergy Texas’s application. This structure must be in accordance with findings of fact 102 through 105.
G.Use of Proceeds
46.Use of Proceeds. Upon the issuance of system restoration bonds, BondCo must pay the net proceeds from the sale of the system restoration bonds (after payment of up-front qualified costs) to Entergy Texas for the purchase price of the transition property. Entergy Texas will apply these net proceeds to reduce recoverable system restoration

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costs. Thereafter, bond proceeds will be used to refinance or retire debt or equity or to fund capital expenditures to support utility operations and services.
H.Miscellaneous Provisions
47.Continuing Issuance Right. Entergy Texas has the continuing irrevocable right to cause the issuance of system restoration bonds in one or more series in accordance with this Order for a period commencing with the date of this Order and extending 24 months following the later of the date on which this Order becomes final and no longer subject to any appeal or the date on which any other regulatory approvals necessary to issue the system restoration bonds are obtained and no longer subject to any appeal. If at any time during the effective period of this Order there is a severe disruption in the financial markets of the United States, the effective period must automatically be extended to a date that is not less than 90 days after the date such disruption ends.
48.Internal Revenue Service Private Letter or Other Rulings. Entergy Texas is not required by this Order to obtain a ruling from the Internal Revenue Service (IRS); however, if it elects to do so, then upon receipt, Entergy Texas must promptly deliver to the Commission a copy of each private letter or other ruling issued by the IRS with respect to the proposed transaction, the system restoration bonds or any other matter related thereto. Entergy Texas must also include a copy of every such ruling by the IRS it has received as an attachment to each issuance advice letter required to be filed by this Order. Entergy Texas may cause system restoration bonds to be issued without a private letter ruling if it obtains an opinion of tax counsel sufficient to support the issuance of the bonds.
49.Binding on Successors. This Order, together with the system restoration charges authorized in it, must be binding on Entergy Texas and any successor to Entergy Texas that provides transmission and distribution service directly to retail consumers in Entergy Texas’s service area, any other entity that provides transmission or distribution services to retail consumers within that service area, and any successor to such other entity, provided that if by law Entergy Texas or its successor is no longer required to own or operate both the transmission and distribution systems, then any entity that provides distribution service to customers in the service territory must be bound by this Order.

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This Order is also binding on each REP, and any successor, that sells electric energy to retail consumers located within that service area, any other entity responsible for billing and collecting system restoration charges on behalf of BondCo, and any successor to the Commission. In this paragraph, a successor means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, consolidation, conversion, assignment, pledge or other security, by operation of law or otherwise.
50.Flexibility. Subject to compliance with the requirements of this Order, Entergy Texas and BondCo must be afforded flexibility in establishing the terms and conditions of the system restoration bonds, including the final structure of BondCo, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, use of original-issue discount, and other financing costs and the ability of Entergy Texas at its option to cause one or more series of system restoration bonds to be issued.
51.Effectiveness of Order. This Order is effective upon issuance and is not subject to rehearing by the Commission. Notwithstanding the foregoing, no transition property must be created hereunder, and Entergy Texas must not be authorized to impose, collect, and receive system restoration charges, until concurrently with the transfer of Entergy Texas’s rights hereunder to BondCo in conjunction with the issuance of the system restoration bonds.
52.Regulatory Approvals. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the system restoration charges associated with the costs that are the subject of the application, and all related transactions contemplated in the application, are granted.
53.Payment of Commission’s Costs for Professional Services. In accordance with PURA §§ 36.403(d)(1) and 39.302(4), Entergy Texas must pay the costs to the Commission of acquiring professional services for the purpose of evaluating Entergy Texas’s proposed transaction, including, but not limited to, the Commission’s outside attorneys’ fees in the amounts specified in this Order no later than 30 days after the issuance of any system restoration bonds.

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54.Compliance with PURA § 36.402(c). If Entergy Texas receives insurance proceeds, governmental grants, or any other source of funding not reflected in the securitizable balance to compensate it for system restoration costs or the Commission determines that the actual costs incurred are less than estimated costs, if any, included in the securitizable balance, the Commission will take such amounts into account as required by PURA § 36.402(c). Such amounts must accrue interest as provided in PURA § 36.402(e). Any adjustment to reflect such amounts may not affect the stream of revenue available to service the system restoration bonds.
55.Effect of Appeal of Docket No. 51997. If the amount of system restoration costs approved in Docket No. 51997 is subject to judicial review at the time of issuance of the system restoration bonds, Entergy Texas must adjust its rates, other than system restoration charges, or provide credits, other than credits to system restoration charges, in a manner that will refund over the remaining life of the system restoration bonds any overpayments resulting from securitization of amounts in excess of the amount resulting from a final determination of the system restoration costs. The adjustment mechanism may not affect the stream of revenue available to service the system restoration bonds. An adjustment may not be made under this paragraph until all appellate reviews, including, if applicable, appellate reviews following a Commission decision on remand of its original orders, have been completed. A REP must be required to appropriately refund or credit to its customers any reduction in rates or any credits received from the utility under this paragraph.
56.Effect. This Order constitutes a legal financing order for Entergy Texas under chapter 36, subchapter I and chapter 39, subchapter G of PURA. The Commission finds this Order complies with the provisions of chapter 36, subchapter I and chapter 39, subchapter G of PURA. A financing order gives rise to rights, interests, obligations and duties as expressed in chapter 36, subchapter I and chapter 39, subchapter G of PURA. It is the Commission’s express intent to give rise to those rights, interests, obligations, and duties by issuing this Order. Entergy Texas and the servicer are directed to take all actions as are required to effectuate the transactions approved in this Order, subject to compliance with the criteria established in this Order.

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57.Further Commission Action. The Commission guarantees that it will act under this Order as expressly authorized by PURA to ensure that expected system-restoration-charge revenues are sufficient to pay on a timely basis scheduled principal and interest on the system restoration bonds issued under this Order and other costs, including fees and expenses, in connection with the system restoration bonds.
58.Not Binding Precedent. Entry of this Order does not indicate the Commission’s endorsement or approval of any principle or methodology that may underlie the agreement. Entry of this Order must not be regarded as a binding holding or precedent as to the appropriateness of any principle underlying the agreement.
59.All Other Motions, etc., Denied. The Commission denies all other motions and any other requests for general or specific relief that have not been expressly granted.

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Signed at Austin, Texas the 14th day of January 2022.
PUBLIC UTILITY COMMISSION OF TEXAS

/s/ PETER M. LAKE, CHAIRMAN

/s/ WILL MCADAMS, COMMISSIONER

/s/ JIMMY GLOTFELTY, COMMISSIONER

W2013
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